Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
NAUTILUS, INC., as Buyer,
OF HOLDINGS, INC., as the Company,
THE HOLDERS OF STOCK IN
OF HOLDINGS, INC., as Sellers,
and
NCP-OFI REPRESENTATIVE, LLC in its capacity as Sellers’ Representative

DATED AS OF DECEMBER 31, 2015

TABLE OF CONTENTS

1.	(a) Definitions.	1
	(b) Interpretation.	1
2.	Purchase and Sale of Shares; Treatment of Options.	12
	(a) Purchase and Sale of Shares	12
	(b) Payment of Estimated Purchase Price and Other Amounts at Closing	12
	(c) Closing	13
	(d) Deliveries at Closing	13
	(e) Adjustments.	14
	(f) Sellers’ Representative	18
	(g) Cancellation of Options	19
	(h) Sale Bonuses.	20
3.	Representations and Warranties Concerning Transaction.	20
	(a) Sellers’ Representations and Warranties	20
	(b) Buyer’s Representations and Warranties and Certain Agreements and Acknowledgments.	22
4.	Representations and Warranties Concerning the Company	25
	(a) Organization, Qualification, and Corporate Power	25
	(b) Capitalization	25
	(c) Authorization; Valid and Binding Agreement.	25
	(d) Noncontravention	26
	(e) Brokers’ Fees	26
	(f) Title to Tangible Assets; Condition and Sufficiency.	26
	(g) Subsidiaries	27
	(h) Financial Statements; Undisclosed Liabilities	27
	(i) Events Subsequent to the Most Recent Balance Sheet Date	28
	(j) Legal Compliance	29
	(k) Tax Matters	30
	(l) Leased Real Property	31
	(m) Intellectual Property	31
	(n) Contracts.	33
	(o) Insurance.	34
	(p) Labor Matters; Independent Contractors.	35
	(q) Litigation	36
	(r) Employee Benefits.	36
	(s) Environmental, Health, and Safety Matters	38
	(t) Inventory	39
	(u) Accounts Receivable.	39
	(v) Customers and Suppliers.	39
	(w) Certain Business Relationships with the Company	40
	(x) Bank Accounts	40
	(y) Product Liabilities and Warranties.	40
	(z) Government Contracts.	40
	(aa) Accounting Controls	41
	(bb) Disclaimer of Other Representations and Warranties	41
5.	[Reserved]	42

6.	Covenants	42
	(a) General	42
	(b) Litigation Support; Preservation of Books and Records	42
	(c) Employee Benefits	42
	(d) Tax Matters	43
	(e) Exculpation; Indemnification.	46
	(f) Confidentiality	47
	(g) Parachute Payments.	47
7.	Deliveries at Closing.	48
	(a) Deliveries of the Sellers’ Representative, the Company, the Sellers	48
	(b) Deliveries of Buyer	49
8.	Remedies for Breaches of this Agreement.	49
	(a) Survival of Representations and Warranties	49
	(b) Indemnification Provisions for Buyer’s Benefit.	49
	(c) Indemnification Provisions for Sellers’ and Optionholders’ Benefit	50
	(d) Matters Involving Third Parties; Direct Claims	51
	(e) Determination of Adverse Consequences	52
	(f) Additional Limitations on Sellers’ and Optionholders’ Indemnification Obligations	53
	(g) Exclusive Remedy	53
	(h) Manner of Payment	53
	(i) Mitigation	54
	(j) Effect of Investigation.	54
9.	[Reserved].	54
10.	Miscellaneous	54
	(a) Press Releases and Public Announcements	54
	(b) No Third-Party Beneficiaries	54
	(c) Entire Agreement	54
	(d) Successors and Assigns	54
	(e) Counterparts	55
	(f) Notices	55
	(g) GOVERNING LAW	56
	(h) SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	56
	(i) Amendments and Waivers	57
	(j) Severability	57
	(k) Expenses	57
	(l) Performance by the Company	57
	(m) Incorporation of Exhibits, Annexes, and Schedules	57
	(n) Legal Representation	57
	(o) Specific Performance	59
	(p) No Recourse	59
	(q) Seller and Optionholder Release..	59

Exhibit A -    Accounting Procedures Omitted pursuant to Item 601(b)(2) of Regulation SK.
Exhibit B -     Form of Non-competition, Non-solicitation Agreement*
Exhibit C -     Form of Employment Agreement*

Schedule I - Allocable Portions*
Schedule II - Sale Bonus Recipients*
Schedule 8(b)(i)(E) - Specified Indemnities*
Disclosure Letter*

______________________________________________________________________________________________________________________________
*Omitted exhibits and schedules will be supplementally furnished to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of December 31, 2015 by and among Nautilus, Inc., a Washington corporation (“Buyer”), OF HOLDINGS, INC., a Delaware corporation (the “Company”), the Persons (as defined herein) listed under the heading “Sellers” on the signature pages hereto (each, a “Seller” and, collectively, “Sellers”), and NCP-OFI Representative, LLC, a Delaware limited liability company, in its capacity as representative of Sellers and the Optionholders (as defined herein) (“Sellers’ Representative” and, collectively with Buyer, the Company, Sellers and Optionholders, the “Parties”).
RECITALS
WHEREAS, Sellers in the aggregate own all of the issued and outstanding capital stock of the Company;
WHEREAS, the Optionholders (as hereinafter defined), each of whom has been made a party to this Agreement pursuant to an Option Cancellation Agreement (as hereinafter defined), collectively hold all of the outstanding Options (as hereinafter defined);
WHEREAS, Buyer desires (i) to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Company, and (ii) in connection therewith, the Optionholders will receive a cash payment in respect of the Options held by them, and the Options will be terminated, in each case, in accordance with the terms and subject to the conditions set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements as set forth more particularly herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
1.Definitions.

Definitions. The following terms shall have the following meanings when used in this Agreement:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.
“Acquisition Engagement” has the meaning set forth in Section 10(n).
“Adjustment Report” has the meaning set forth in Section 2(e)(ii).
“Adverse Consequences” means all claims, damages, liabilities, losses, costs, expenses and fees, including court costs and reasonable attorneys’ fees and expenses, in each case, actually incurred or paid, as applicable and subject to Section 8(e).
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Agreement” has the meaning set forth in the Preamble.

“Allocable Portion” means, with respect to each Seller or Optionholder, the percentage set forth opposite each such Seller’s or Optionholder’s name under the heading “Allocable Portion” on Schedule I, and which represents the percentage equal to (i) the number of shares of Common Stock of the Company owned by such Seller or subject to the Options held by such Optionholder, respectively, in each case on a fully diluted basis, over (ii) the aggregate number of outstanding shares of Common Stock of the Company on a fully diluted basis.
“Ancillary Agreement” means each agreement, letter, certificate, or other instrument to which Buyer, on the one hand, and the Seller’s Representative, any Seller, any Optionholder or the Company, on the other hand, is, or is specified to be, a party, or that Buyer, on the one hand, or the Seller’s Representative, any Seller, any Optionholder or the Company, on the other hand, executes and delivers in favor of or for the benefit of the other in connection with this Agreement, but excluding the non-competition, non-solicitation agreements, employee non-solicitation agreements, and Employment Agreements described in Section 7(a)(vi), (ix), and (x), respectively, the performance stock unit award agreements executed in connection therewith and any other related agreements, letters, certificates, or other instruments.

“Arbitrator” has the meaning set forth in Section 2(e)(iii).
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Plans” has the meaning set forth in Section 6(c).
“Card Association” means VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities, in each case with whom the Company and each Subsidiary of the Company may directly or indirectly have a sponsorship or similar agreement and any legal successor organizations or association of any of them.
“Cash” means, without duplication, cash and cash equivalents (including certificates of deposit, marketable securities and short term investments) of the Company and its Subsidiaries (excluding Foreign Cash) calculated on a consolidated basis in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
“Closing” has the meaning set forth in Section 2(c).
“Closing Date” has the meaning set forth in Section 2(c).
“Closing Distribution Amount” means an amount equal to: (i) the Estimated Purchase Price; minus (ii) the Escrow Amount; plus (iii) the aggregate Exercise Price of the Options.
“Closing Statement” has the meaning set forth in Section 2(e)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 4(b).
“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries.
“Company Specified Expenses” means, without duplication, (a) the out-of-pocket fees, costs, expenses, or commissions to investment bankers, brokers, finders or similar agents incurred and payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (b) the out-of-pocket fees, costs, disbursements or expenses payable to counsel, accountants or other advisors or service providers incurred and payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (c) the transaction fee and any other amounts payable by the Company or any of its Subsidiaries to North Castle pursuant to the Consulting Agreement; (d) any transaction bonus (including for the avoidance of doubt, the Sale Bonuses), change-of-control payment or other transaction-related compensatory payments payable by the Company or any of its Subsidiaries to any employee or other service provider of the Company or any of its Subsidiaries in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; (e) the employer portion of any applicable Federal Insurance Contributions Act, state, local or foreign payroll taxes imposed on the Company or any of its Subsidiaries in respect of the Option Cancellation Payments, the portion of the Sellers’ Representative Reserve allocable to the Optionholders in respect of their Options or any payments made under clause (d); (f) all accrued interest, fees, penalties and charges in respect of any Funded Indebtedness described in clause (a) of the definition thereof (or any such Funded Indebtedness directly or indirectly guaranteed by the Company or any Subsidiary of the Company); (g) the Option Cancellation Payments; and (h) the portion of the Sellers’ Representative Reserve allocable to the Optionholders in respect of their Options.
“Company Transaction Expenses” means, without duplication, (a) the out-of-pocket fees, costs, expenses, or commissions to investment bankers, brokers, finders or similar agents incurred and payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (b) the out-of-pocket fees, costs, disbursements or expenses payable to counsel, accountants or other advisors or service providers incurred and payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (c) the transaction fee and any other amounts payable by the Company or any of its Subsidiaries to North Castle pursuant to the Consulting Agreement or otherwise (other than board of director and similar fees payable to directors and managers that are Affiliates of North Castle); (d) any transaction bonus (including for the avoidance of doubt, the Sale Bonuses), change-of-control payment or other transaction-related compensatory payments (but excluding, for the avoidance of doubt, regular performance bonuses or commissions) payable by the Company or any of its Subsidiaries to any employee or other service provider of the Company or any of its Subsidiaries in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; and (e) the employer portion of any applicable Federal Insurance Contributions Act, state, local or foreign payroll taxes imposed on the Company or any of its Subsidiaries in respect of the Option Cancellation Payments, the portion of the Sellers’ Representative Reserve allocable to the Optionholders in respect of their Options or any payments made under clause (d), in each case of the foregoing clauses (a) through (e), solely to the extent such fees, costs, expenses, commissions, disbursements, payments, bonuses and taxes remain outstanding as of, and are to be paid at, the Closing; provided that “Company Transaction Expenses” shall not include (i) any costs, fees, expenses, bonuses or other payments incurred at the direction of Buyer prior to the Closing (including related to any debt financing) or that are incurred or become payable pursuant to actions taken, or arrangements that are implemented, by Buyer following the Closing, (ii) any liabilities included in Working Capital, (iii) any amounts included in Funded Indebtedness, (iv) for the avoidance of doubt, any fees, costs, expenses, commissions, disbursements, payments or bonuses paid prior to the Closing or that otherwise reduce the amount included in Cash or Foreign Cash, or (v) the Option Cancellation Payments.

“Company Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of January 7, 2005, by and among the Company and the Stockholders (as defined therein) of the Company from time to time, as amended or modified through the Closing.
“Confidentiality Agreement” has the meaning set forth in Section 6(f).
“Consulting Agreement” means that certain Consulting Agreement, dated as of January 7, 2005, originally by and between North Castle Partners, L.L.C., a Delaware limited liability company, Octane Fitness, LLC and the Company, as amended or modified through the Closing.
“Continuing Employees” has the meaning set forth in Section 6(c).
“Customer Information” shall mean all personally identifiable information and data and sensitive financial information, including PCI data, pertaining to customers and collected by or on behalf of the Company and each Subsidiary of the Company, supplied by a customer of the Company or any Subsidiary of the Company, or on such customer’s behalf, to the Company or any Subsidiary of the Company.
“Determination Time” means 11:59 p.m., Eastern Daylight Time, on the Closing Date.
“Disclosure Letter” has the meaning set forth in Section 4. The Disclosure Letter shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections of Section 3 and Section 4. The disclosures in any section or paragraph of the Disclosure Letter shall qualify only (a) the corresponding section or paragraph of Section 3 or Section 4, as applicable, and (b) other sections or paragraphs in Section 3 and Section 4 (whether or not such sections or paragraphs contain references to the Disclosure Letter), to the extent that it is reasonably apparent from the face of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.
“Employment Agreements” has the meaning set forth in Section 7(a)(x).
“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of §3(3) of ERISA), and each other material employee benefit plan, program or arrangement, whether or not subject to ERISA and including foreign benefit plans, providing for compensation, bonus, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, profit sharing, incentive, pension, retirement, savings, vacation, disability, health, medical or other welfare or fringe benefits or any other employee or retiree benefits or compensation, in each case (i) that is established, maintained, administered or contributed to by the Company, its Subsidiaries or any ERISA Affiliates for the benefit of any current or former director, manager, officer, employee or independent contractor of the Company or its Subsidiaries, or the beneficiaries or dependents of any such individual or (ii) under which the Company or its Subsidiaries would reasonably be expected to have any material outstanding liability.
“Enterprise Value” means $115,000,000.00.
“Environmental, Health, and Safety Requirements” means all federal, state and local statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment or natural resources, including all those relating to the presence, exposure, use, manufacture, production, generation, handling, transportation, treatment, storage, disposal, recycling, reclaimation, distribution, labeling, testing, processing, discharge, release, threatened release, control, containment, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, is or would have been, at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Code §414 or ERISA §4001.
“Escrow Agent” means JPMorgan Chase Bank, NA, a national banking association, or, if such Person is unwilling to serve as escrow agent, such other escrow agent as reasonably acceptable to the Buyer and Sellers’ Representative.
“Escrow Agreement” means that certain Escrow Agreement, dated the date hereof, by and among Buyer, Sellers’ Representative and the Escrow Agent.
“Escrow Amount” means the sum of (a) the Indemnity Escrow Amount and (b) the Working Capital Escrow Amount.
“Estimated Cash” has the meaning set forth in Section 2(e)(i)(B).
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2(e)(i)(E).
“Estimated Foreign Cash” has the meaning set forth in Section 2(e)(i)(C).
“Estimated Funded Indebtedness” has the meaning set forth in Section 2(e)(i)(D).
“Estimated Purchase Price” means an amount equal to: (A) Enterprise Value; plus (B) Estimated Cash; plus (C) Estimated Foreign Cash multiplied by 95%; plus (D) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital; minus (E) the amount, if any, by which Estimated Working Capital is less than Target Working Capital; minus (F) Estimated Funded Indebtedness; minus (G) Estimated Company Transaction Expenses.
“Estimated Working Capital” has the meaning set forth in Section 2(e)(i)(A).
“Exercise Price” means, with respect to any Option, the amount required to be paid by the Optionholder to exercise such Option in accordance with its terms.
“Final Cash” has the meaning set forth in Section 2(e)(v).
“Final Company Transaction Expenses” has the meaning set forth in Section 2(e)(v).
“Final Foreign Cash” has the meaning set forth in Section 2(e)(v).
“Final Foreign Cash Rate” has the meaning set forth in Section 2(e)(v).
“Final Funded Indebtedness” has the meaning set forth in Section 2(e)(v).
“Final Working Capital” has the meaning set forth in Section 2(e)(v).
“Financial Statements” has the meaning set forth in Section 4(h).
“Foreign Cash” means, without duplication, cash and cash equivalents (including certificates of deposit, marketable securities and short term investments) of the Company and its Subsidiaries held in an account outside the United States of America.

“Foreign Cash Rate” means the greater of (a) 100% less the withholding tax rate (calculated on a weighted-average basis taking into account all Foreign Cash that is Repatriated during the Repatriation Period) actually imposed on the Repatriation of Foreign Cash that is Repatriated during the Repatriation Period, and (b) 85%. Notwithstanding any provision in this Agreement to the contrary, if less than half of the Foreign Cash as of the Determination Time is Repatriated during the Repatriation Period, then the Foreign Cash Rate and the Final Foreign Cash Rate shall equal 95%.
“Funded Capital Lease” means any capital lease of the Company or any Subsidiary of the Company that, upon or as a result of the Closing, is or may be terminated or accelerated by the counterparty thereto or otherwise becomes mandatorily prepayable, with or without notice, lapse of time (or both).
“Funded Indebtedness” means, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of all payment obligations in respect of (a) indebtedness for money borrowed and all accrued interest, fees, penalties and charges thereon (including as evidenced by bonds, debentures, notes or similar debt securities) from Persons other than the Company or any of its Subsidiaries, (b) that portion of lease payment obligations with respect to any Funded Capital Lease that is properly classified as a liability on a balance sheet in accordance with GAAP, in each case, outstanding as of the Closing Date, and (c) indebtedness of the type referred to in the foregoing clauses (a) and (b) that is directly or indirectly guaranteed by the Company or any Subsidiary of the Company. For the avoidance of doubt, Funded Indebtedness shall not include (i) the Promissory Note between Octane Fitness International B.V. and Octane Fitness LLC dated July 12, 2007, the Allonge to the Promissory Note, made by Octane Fitness LLC, and the Loan Agreement between Octane Fitness LLC and Octane Fitness International B.V., dated July 12, 2007, (ii) the letter of credit issued in favor of the landlord for the premises leased by Octane Fitness, LLC and located at 7601 Northland Avenue, Brooklyn Park, MN 55428 or any promissory note or reimbursement obligation by the Company or any of its Subsidiaries in favor of the issuer of such letter of credit, or (iii) any direct or indirect guarantees or contingent liabilities associated with third party financing of customer purchases or leases of products of the Company, any Subsidiary of the Company, or any vendor participating in a vendor pool with the Company or any Subsidiary of the Company (“Guaranteed Customer Obligations”).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the past practices of the Company and its Subsidiaries, to the extent such past practices were consistent with GAAP.
“Governing Documents” means, with respect to any particular Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (c) if a limited liability company, the articles or certificate of organization or formation and the operating agreement; (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (e) any amendment, modification or supplement to the foregoing.
“Governmental Authority” means any federal, state, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental department, board, bureau, agency or instrumentality, including independent agencies (such as the U.S. Postal Service) and commissions, courts and tribunals, including arbitral bodies (whether private or governmental) of competent jurisdiction.
“Government Contract” means any contract between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of any Governmental Authority in its capacity as a prime contractor to any Governmental Authority, or (iii) any subcontractor at any tier with respect to any contract of a type described in clause (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Guaranteed Customer Obligations” has the meaning set forth within the definition of “Funded Indebtedness”.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 8(d)(i).
“Indemnifying Party” has the meaning set forth in Section 8(d)(i).
“Indemnity Escrow Amount” means $5,750,000.
“Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions (whether or not patentable or reduced to practice), together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, reexaminations in connection therewith and the results thereof and any other post issuance review and registrations of any of the foregoing, and any counterparts of any of the preceding in any jurisdiction, including without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, (ii) trademarks, service marks, trade dress, trade names, designs, logos, slogans, business names, corporate names and all other indicia of origin, all registrations and applications for registration and renewals in connection therewith, and all of the goodwill associated with any of the foregoing, (iii) copyrights and copyrightable works and other works of authorship (including copyrights in “look-and-feel”) and registrations and applications for registration and renewals thereof, (iv) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation), (v) trade secrets and other confidential information (including technologies, processes, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, pricing and cost information, and customer and supplier lists and information), (vi) internet domain names and web sites, and (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto.
“Knowledge of the Company” means (a) the actual knowledge of Dennis Lee, Timothy Porth and Edward O’Connor, and (b) that knowledge that would have been acquired by any such individual after making reasonable inquiry consistent with the reasonable discharge of such individual’s duties (including reasonable inquiry of those officers, directors and key employees who would reasonably be expected to have actual knowledge of the matters in question). With respect to any Employee Benefit Plan, clause (a) of the preceding sentence shall also include any other individual employed by the Company who is a fiduciary to such Employee Benefit Plan.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the business of the Company or any of its Subsidiaries.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien (statutory or other), encumbrance, charge, option, equitable interest, easement, encroachment, right of way, right of first refusal, security interest, or any restriction on voting or transfer.
“Material Adverse Effect” means any state of facts, event, effect, occurrence, condition or change (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, financial condition, results of operations, properties or assets of the Company and its Subsidiaries taken as a whole, or on the ability of Sellers and Optionholders to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or the escalation of any of the foregoing, or any act of God or national or international calamity, (iii) any changes in financial, banking, or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates), (iv) changes in GAAP, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or the interpretation or enforcement thereof, or (vi) the negotiation, entry into, or announcement of this Agreement, or the identity or business plans of Buyer or its Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, joint venture partners or employees; (b) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured before the Closing Date; (c) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, however, that this clause (c) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or revenue or earnings predictions has resulted in a Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from this definition of Material Adverse Effect); (d) any effect or change that is generally applicable to the industries or markets in which the Company and its Subsidiaries operates; and (e) any change, event, development or effect resulting from the failure of Buyer to consent to any actions requiring Buyer’s consent under this Agreement and for which Sellers or the Company has sought such consent. Notwithstanding the foregoing, to the extent that any matter described in any of clauses (a)(i), (a)(ii), (a)(iii) or (d) above has had a disproportionate effect on the business, financial condition, results of operations, properties or assets of the Company and its Subsidiaries as compared to businesses in the industries in which any of the foregoing conducts business, then the extent of the disproportionate impact of such matter on such Persons shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur.
“Material Contract” has the meaning set forth in Section 4(n).
“MoCo” has the meaning set forth in Section 10(n).
“Most Recent Balance Sheet Date” has the meaning set forth in Section 4(h)(ii).
“Most Recent Financial Statements” has the meaning set forth in Section 4(h)(ii).
“Negative Adjustment Amount” has the meaning set forth in Section 2(e)(viii).

“North Castle” has the meaning set forth in Section 10(n).
“Objection Notice” has the meaning set forth in Section 2(e)(iii).
“Option Cancellation Agreement” means an agreement, in form and substance reasonably satisfactory to Buyer, to be entered into between the Company and each Optionholder, providing for, among other things, the cancellation of the Options held by such Optionholder, effective as of the Closing, in exchange for the Company’s payment to such Optionholder of the payments pursuant to this Agreement.
“Option Cancellation Payment” has the meaning set forth in Section 2(g).
“Optionholder” means any holder of Options.
“Options” means all options to purchase shares of Common Stock of the Company granted by the Company pursuant to the Option Plan that are outstanding immediately prior to the Closing.
“Option Plan” means, collectively, the OF Holdings, Inc. 2005 Stock Option Plan and the OF Holdings, Inc. 2015 Stock Option Plan.
“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, the ordinary course of business consistent with past practice.
“Payoff Letter” means an accurate and complete customary payoff letter from the applicable lender with respect to all Funded Indebtedness setting forth the estimated amounts payable to the lender thereof necessary to (i) satisfy all such Funded Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto.
“Parties” has the meaning set forth in the Preamble.
“PCI Requirements” means the Payment Card Industry Data Security Standards (PCI-DSS), as applicable to the Company and each of its Subsidiaries, and all applicable rules, standards, procedures and requirements of the Card Associations.
“Permitted Encumbrances” means: (a) Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, landlord’s, warehousemen’s liens and similar liens for labor, storage, transportation, materials, or supplies provided incurred in the Ordinary Course of Business for amounts that are (i) not delinquent or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of any parcel of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property; (d) easements, covenants, rights of way, conditions, restrictions, and other similar matters affecting title to real property and other title defects, all of which do not or would not materially impair the use or occupancy of such real property in the Ordinary Course of Business; (e) any right, interest, lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in real property being leased or licensed that do not or would not reasonably be expected to materially impair the use or occupancy of such real property in the Ordinary Course of Business; (f) purchase money liens and liens securing rental payments under capital lease arrangements; (g) pledges and deposits of cash by the Company or any of its Subsidiaries incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of the Company and its Subsidiaries; (h) pledges and deposits of cash by the Company or any of its Subsidiaries to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations in each case incurred in the Ordinary Course of Business; (i) liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods; (j) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (k) limitations on the rights of the Company or any of its Subsidiaries under any contract that are expressly set forth therein; and (l) other liens set forth on Section 4(f) of the Disclosure Letter.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Periods” has the meaning set forth in Section 6(d)(i).
“Purchase Price” has the meaning set forth in Section 2(b).
“Raymond James” means Raymond James & Associates, Inc., a Delaware corporation.
“Repatriation” (and, having a correlative meaning, “Repatriated”) means the repatriation of Foreign Cash (whether by dividend, repayment of indebtedness, or otherwise) into the United States.
“Repatriation Period” means the period following the Determination Time and ending on the earlier of (a) the sixtieth (60th) day following the Closing Date, and (b) the date on which Buyer delivers to Sellers’ Representative the Adjustment Report.
“Representative’s Agreement” has the meaning set forth in Section 2(b).
“Sale Bonuses” has the meaning set forth in Section 2(g).
“Sale Bonus Recipient” means any holder of a “Superbonus Award letter” as of the Closing. The Sale Bonus Recipients are set forth on Schedule II.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers’ Representative Reserve” means an amount as designated in writing by Sellers’ Representative to Buyer prior to the Closing.
“Shares” means, collectively, the issued and outstanding shares of Common Stock of the Company.
“Special Sellers’ Representations” has the meaning set forth in Section 8(a).
“Straddle Period” has the meaning set forth in Section 6(d)(i).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that

Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.
“Target Working Capital” means $13,428,661.
“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 8(d)(i).
“Use” has the meaning set forth in Section 4(m)(i).
“Working Capital” means, with respect to the Company and its Subsidiaries, the current assets set forth on Exhibit A minus the current liabilities set forth on Exhibit A as at the Determination Time. Such current assets and current liabilities shall be calculated in the same manner and using the same methodology set forth on Exhibit A.
“Working Capital Escrow Amount” means $2,875,000.
(a)Interpretation.

(A)Unless the context otherwise requires:

(1)Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(2)The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and any preamble, section, exhibit or schedule references are to the preamble, sections, exhibits and schedules of and to this Agreement unless otherwise specified.

(3)The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References herein to any gender shall include each other gender as the context requires.

(4)A reference to any Person shall include such Person’s permitted successors and assigns.

(5)A reference to any federal, state, local, or foreign statute or law shall include any amendment to, and any modification or reenactment thereof, any statute or law substituted therefor, and all rules, regulations and statutory instruments promulgated thereunder or pursuant thereto.

(6)Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

(7)The word “or” shall not be exclusive.

(8)When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day.

(B)Section headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the sections of this Agreement and shall not affect the construction hereof.

(C)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2.Purchase and Sale of Shares; Treatment of Options.

Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and accept from each Seller, and each Seller severally and not jointly agrees to sell and deliver to Buyer, all of such Seller’s Shares for the consideration specified in this Section 2.
Payment of Estimated Purchase Price and Other Amounts at Closing. Buyer agrees to make (or cause to be made) the following payments at the Closing:
(i)to each Seller, such Seller's Allocable Portion of the Closing Distribution Amount (less such Seller's Allocable Portion of the Sellers’ Representative Reserve), by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by Sellers’ Representative prior to the Closing;

(ii)to Sellers’ Representative, for the benefit of Sellers and Optionholders, each Seller's and Optionholder’s Allocable Portion of the Sellers’ Representative Reserve, by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by Sellers’ Representative prior to the Closing;

(iii)to the Company for the benefit of the Optionholders entitled thereto, the aggregate Option Cancellation Payments, by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by Sellers’ Representative prior to the Closing;

(iv)to the Company, for the benefit of the Sale Bonus Recipients entitled thereto, the aggregate Sale Bonuses, by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by Sellers’ Representative prior to the Closing;

(v)to the parties specified in the Closing Statement, the Estimated Funded Indebtedness and the Estimated Company Transaction Expenses (less Sale Bonuses), by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by the Company prior to the Closing; and

(vi)to the Escrow Agent, the Escrow Amount, to be held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, by wire transfer of immediately available funds to one or more bank accounts designated in writing to Buyer by the Escrow Agent prior to the Closing. The Working Capital Escrow Amount shall serve as security, and a source of payment, solely for amounts payable to Buyer pursuant to Section 2(e)(viii), if any. The Indemnity Escrow Amount shall serve as security, and a source of payment, solely for amounts payable to Buyer in order to satisfy Sellers’ and Optionholders’ payment obligations pursuant to Section 6(d), if any, and/or Sellers’ and Optionholders’ indemnification obligations pursuant to Section 8(b)(i), if any.

Any payments received by Sellers’ Representative pursuant to the terms of this Agreement shall subject to the terms of the Sellers’ Representative’s Agreement, dated as of the date hereof, among Sellers’ Representative, Sellers and Optionholders (the “Representative’s Agreement”). The Estimated Purchase Price shall be subject to post-Closing adjustment as set forth in Section 2(e) (the Estimated Purchase Price as so adjusted, the “Purchase Price”).
Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by facsimile or other electronic transmission commencing as promptly as practicable after the execution of this Agreement and following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) or at such other time or on such other date or at such other place as Buyer and Sellers’ Representative may mutually determine (the day on which the Closing takes place being the “Closing Date”). All transactions contemplated by this Agreement to occur on or as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 11:59 p.m., New York City Time, on the Closing Date (except as otherwise expressly set forth in Section 2(e) for purposes of the determinations to be set forth in the Closing Statement and Adjustment Report).
Deliveries at Closing. On and subject to the terms and conditions of this Agreement, at the Closing, (i) each Seller will deliver (or cause to be delivered) to Buyer stock certificates representing all of such Seller’s Shares, endorsed in blank or accompanied by duly executed stock powers endorsed in blank, (ii) Sellers’ Representative will deliver to Buyer a counterpart to the Escrow Agreement executed by Sellers’ Representative, (iii) Sellers’ Representative will deliver to Buyer the Payoff Letters from each creditor to which Funded Indebtedness is owed as of the Closing Date, together with any termination statements on Form UCC-3 or other releases reasonably necessary or desirable to evidence the satisfaction and release of any Liens on the assets of the Company arising in connection with such Funded Indebtedness, (iv) the Company will deliver to Buyer the Option Cancellation Agreements executed by the Company and each

Optionholder, (v) Buyer will make the payments required by Section 2(b), in accordance with Section 2(b), (vi) Buyer will deliver to Sellers’ Representative counterparts to the Escrow Agreement executed by Buyer and the Escrow Agent, (vii) North Castle will deliver to Buyer a letter acknowledging receipt of the Company Transaction Expenses owing to it and providing for the termination of the Consulting Agreement, and (viii) upon receipt of the amounts contemplated by Section 2(b)(iii) and Section 2(b)(iv), the Company will pay the Option Cancellation Payments to the Optionholders pursuant to Section 2(g) and the Sale Bonuses to the Sale Bonus Recipients pursuant to Section 2(h).
(a)Adjustments.

(i)The Sellers’ Representative has delivered to Buyer a written statement (the “Closing Statement”) setting forth in reasonable detail the Company’s estimate of (A) Working Capital as of the Determination Time (“Estimated Working Capital”), (B) Cash as of the Determination Time (“Estimated Cash”), (C) Foreign Cash as of the Determination Time (“Estimated Foreign Cash”), (D) Funded Indebtedness as of the Closing (“Estimated Funded Indebtedness”) and (E) Company Transaction Expenses as of the Closing (“Estimated Company Transaction Expenses”), together with the resulting calculation of the Estimated Purchase Price. The Company has prepared the Closing Statement in good faith in accordance with GAAP on a basis consistent with that used in the preparation of the Financial Statements, provided that if this Agreement or the methodology for calculating Working Capital set forth in Exhibit A hereto is inconsistent with GAAP as so used, this Agreement and/or Exhibit A hereto shall control, and the Sellers’ Representative has delivered the Closing Statement to the Buyer together with the certification of the Sellers’ Representative on behalf of the Sellers and the Optionholders that the Closing Statement meets the foregoing requirements.

(ii)Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a report (the “Adjustment Report”) showing in reasonable detail Buyer’s computation of (A) Working Capital as of the Determination Time, (B) Cash as of the Determination Time, (C) Foreign Cash as of the Determination Time, (D) the Foreign Cash Rate, (E) Funded Indebtedness as of the Closing and (F) Company Transaction Expenses as of the Closing, which Adjustment Report shall be prepared in good faith in accordance with GAAP on a basis consistent with that used in the preparation of the Financial Statements, provided that if this Agreement or the methodology for calculating Working Capital set forth in Exhibit A hereto is inconsistent with GAAP as so used, this Agreement and/or Exhibit A hereto shall control. For the avoidance of doubt, no changes shall be made in any reserve or other account existing as of the Closing Date except as a result of events occurring after the Closing Date, or as required to conform to GAAP as in effect as of the Determination Time (provided that if this Agreement or the methodology for calculating Working Capital set forth in Exhibit A hereto is inconsistent with GAAP as so used, this Agreement and/or Exhibit A hereto shall control), and, in either event, only in a manner consistent with the Company’s past practices (to the extent such past practices are consistent with GAAP as in effect as of the Determination Time, provided that if this Agreement or the methodology for calculating Working Capital set forth in Exhibit A hereto is inconsistent with GAAP as so used, this Agreement and/or Exhibit A hereto shall control). The Adjustment Report shall not be amended without the consent of Sellers’ Representative after it has been delivered to Sellers’ Representative. Following the Closing, Buyer and the Company shall not take, or permit to be taken, any action with respect to the accounting books and records of the Company on which the Adjustment Report is to be based that would obstruct or hinder the preparation of the Adjustment Report or the determination of Working Capital as of the Determination Time, Cash as of the Determination Time, Foreign Cash as of the Determination Time, the Foreign Cash Rate, Funded Indebtedness as of the Closing or Company Transaction Expenses as of the Closing.

(iii)Within thirty (30) days after receipt of the Adjustment Report (the “Objection Period”), Sellers’ Representative, by written notice to Buyer, shall have the right to object to the computation of Working Capital, Cash, Foreign Cash, the Foreign Cash Rate, Funded Indebtedness and/or Company Transaction Expenses as set forth in the Adjustment Report, setting forth in such notice (the “Objection Notice”) Sellers’ Representative’s objection in reasonable detail to Buyer’s calculation of Working Capital, Cash, Foreign Cash, the Foreign Cash Rate, Funded Indebtedness and/or Company Transaction Expenses, and Sellers’ Representative’s proposal with respect to the calculation of Working Capital, Cash, Foreign Cash, the Foreign Cash Rate, Funded Indebtedness and/or Company Transaction Expenses. Only those items specifically identified in the Objection Notice shall be deemed to be in dispute. Within thirty (30) days following timely delivery of the Objection Notice, Sellers’ Representative and Buyer shall attempt, in good faith, to resolve all disputes between them concerning any matter set forth in the Objection Notice. If Buyer and Sellers’ Representative cannot resolve such disputes within such thirty (30) day period, then (i) the matters in dispute shall be determined by KPMG LLP or, if KPMG LLP is unavailable, another accounting firm mutually agreed to by Sellers’ Representative and Buyer (the “Arbitrator”), and (ii) the Arbitrator shall be engaged by Sellers’ Representative and Buyer within five (5) days after the later to occur of the expiration of such thirty (30) day period and written notice from either Sellers’ Representative or Buyer to the other of its desire to engage the Arbitrator (and Sellers’ Representative and Buyer shall execute any agreement reasonably required by the Arbitrator in connection with its engagement). In any such case, a single partner of the Arbitrator selected by the Arbitrator in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Arbitrator in the determination proceeding, and, promptly, but not later than thirty (30) days after acceptance of this appointment, the Arbitrator shall determine (based solely on presentations by Sellers’ Representative and Buyer to the Arbitrator, and not by independent review) only those items identified on the Objection Notice and in dispute and will render to Sellers’ Representative and Buyer a written report as to its resolution of such terms and resulting calculations of Working Capital as of the Determination Time, Cash as of the Determination Time, Foreign Cash as of the Determination Time, the Foreign Cash Rate, Funded Indebtedness as of the Closing and/or Company Transaction Expenses as of the Closing in accordance with this Agreement. In determining each disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either Buyer or Sellers’ Representative or less than the lowest value for such item claimed by either Buyer or Sellers’ Representative. For the purposes of the Arbitrator’s calculations, the amounts to be included shall be the amounts from the Adjustment Report as to items that are not in dispute, and the amounts determined by the Arbitrator as to items from the Objection Notice that are submitted for resolution by the Arbitrator. Sellers’ Representative and Buyer shall cooperate with the Arbitrator in making its determination and such determination shall be conclusive and binding upon the Parties absent manifest error or fraud; provided, that (1) the jurisdiction of the Arbitrator shall be limited to the resolution of the disputed items on the Adjustment Report identified in the Objection Notice, (2) all determinations and calculations by the Arbitrator shall consider only those items or amounts on the Adjustment Report that Sellers’ Representative has specifically disputed in the Objection Notice, and (3) the Arbitrator shall have no authority to resolve other issues that may arise under this Agreement, including whether the Objection Notice has been timely given. The fees and disbursements of the Arbitrator shall be paid by Buyer, on the one hand, and Sellers and Optionholders, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Arbitrator and the Arbitrator’s calculation of Working Capital as of the Determination Time, Cash as of the Determination Time, Foreign Cash as of the Determination Time, the Foreign Cash Rate, Funded Indebtedness as of the Closing and/or Company Transaction Expenses as of the Closing. Solely by way of example, if Buyer claims in the Adjustment Report that Working Capital is $1,000,000, Sellers’ Representative claims in the Objection

Notice that Working Capital is $1,500,000, and the Arbitrator determines that Working Capital is $1,100,000, then Buyer shall pay 20% of the Arbitrator’s fees and disbursements and Sellers and Optionholders shall pay 80% of the Arbitrator’s fees and disbursements. Buyer, on the one hand, and Sellers and Optionholders, on the other hand, shall each pay their own fees and expenses related to such determination.

(iv)Buyer will make the work papers (including the work papers of its independent accountants and of the Company’s independent accountants subject to Sellers’ Representative executing any access letter required by such accountants) and back up materials used in preparing the Adjustment Report and the books, records, facilities, properties, personnel and accountants of the Company available to Sellers’ Representative and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Sellers’ Representative of the Adjustment Report, and (B) the period when any disputes concerning any matter set forth in the Objection Notice remain unresolved.

(v)If Sellers’ Representative does not deliver an Objection Notice within the Objection Period, then Sellers and Optionholders shall be deemed to have accepted the calculation of Working Capital as of the Determination Time, Cash as of the Determination Time, Foreign Cash as of the Determination Time, the Foreign Cash Rate, Funded Indebtedness as of the Closing and Company Transaction Expenses as of the Closing, in each case as set forth in the Adjustment Report. The term “Final Working Capital” shall mean (x) Working Capital as of the Determination Time as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) Working Capital as of the Determination Time as determined pursuant to Section 2(e)(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period. The term “Final Cash” shall mean (x) the Cash as of the Determination Time as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) the Cash as of the Determination Time as determined pursuant to Section 2(e)(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period. The term “Final Foreign Cash” shall mean (x) the Foreign Cash as of the Determination Time as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) the Foreign Cash as of the Determination Time as determined pursuant to Section 2(e)(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period. The term the “Final Foreign Cash Rate” shall mean (x) the Foreign Cash Rate as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) the Foreign Cash Rate as determined pursuant to Section 2(e)(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period. The term “Final Funded Indebtedness” shall mean (x) Funded Indebtedness as of the Closing as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) Funded Indebtedness as of the Closing determined pursuant to Section 2(e)(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period. The term “Final Company Transaction Expenses” shall mean (x) Company Transaction Expenses as of the Closing as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not deliver an Objection Notice with respect thereto within the Objection Period, or (y) Company Transaction Expenses as of the Closing determined pursuant to Section 2(e)

(iii), if Sellers’ Representative delivers an Objection Notice with respect thereto within the Objection Period.

(vi)For purposes of calculating the Purchase Price, the Estimated Purchase Price shall be adjusted in accordance with this Section 2(e)(vi), with all such adjustments to be netted against each other as applicable. If Final Working Capital is greater than Estimated Working Capital, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Working Capital is less than Estimated Working Capital, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Cash is greater than Estimated Cash, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Cash is less than Estimated Cash, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Foreign Cash multiplied by the Final Foreign Cash Rate is greater than Estimated Foreign Cash multiplied by 95%, then the Estimated Purchase Price shall be increased by an amount equal to such difference. If Final Foreign Cash multiplied by the Final Foreign Cash Rate is less than Estimated Foreign Cash multiplied by 95%, then the Estimated Purchase Price shall be decreased by an amount equal to such difference. If Final Funded Indebtedness is greater than Estimated Funded Indebtedness, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Funded Indebtedness is less than Estimated Funded Indebtedness, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Company Transaction Expenses is greater than Estimated Company Transaction Expenses, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Company Transaction Expenses is less than Estimated Company Transaction Expenses, then the Estimated Purchase Price shall be increased by the amount of such difference.

(vii)If the Purchase Price (as finally determined in accordance with this Section 2(e)) is greater than the Estimated Purchase Price, then (x) Buyer shall pay (I) all or a portion of such difference to the Sellers’ Representative, in the amount, if any, as designated in writing by Sellers’ Representative to be added to the Sellers’ Representative Reserve for the benefit of the Sellers and Optionholders, and (II) the remainder, after deducting such additional Sellers’ Representative Reserve amount, to each Seller with respect to its Allocable Portion and to the Company (for payment with respect to the Options) with respect to the aggregate Allocable Portions of the Optionholders (the methodology for allocating such payments as among Sellers’ Representative, Sellers and the Company as set forth in the foregoing clauses (I) and (II) is hereinafter referred to as the “Allocation Methodology”), and (y) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount, together with any interest or other amounts earned thereon, to Sellers’ Representative, Sellers and the Company (for payment with respect to the Options), in accordance with the Allocation Methodology, in each case within five (5) Business Days after the Purchase Price is finally so determined. Each Optionholder shall be entitled to receive with respect to such Optionholder’s Options from the Company through payroll as set forth in Section 2(g), such Optionholder’s Allocable Portion of such payment from Buyer and of such amount released by the Escrow Agent. If the payment referenced in clause (x) of the first sentence of this Section 2(e)(vii) is not paid by Buyer when due, or the joint written instructions referenced in clause (y) of the first sentence of this Section 2(e)(vii) are not delivered when required, then in either case Sellers’ Representative may proceed against Buyer for payment, in which event Buyer shall be liable for all costs and expenses of collection, including reasonable attorneys’ fees and expenses.

(viii)If the Purchase Price (as finally determined in accordance with this Section 2(e)) is less than the Estimated Purchase Price (the difference between the two, the “Negative

Adjustment Amount”), then, within five (5) Business Days after the Purchase Price is finally so determined, (x) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer from the Working Capital Escrow Amount, including any interest or other amounts thereon, an amount equal to the Negative Adjustment Amount, (y) to the extent that the Negative Adjustment Amount exceeds the Working Capital Escrow Amount, together with any interest or other amounts earned thereon, each Seller and each Optionholder, severally and not jointly, shall pay to Buyer such Seller’s or Optionholder’s Allocable Portion of such excess, and (z) to the extent that the Working Capital Escrow Amount, together with any interest or other amounts earned thereon, exceeds the Negative Adjustment Amount, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such excess to Sellers’ Representative, Sellers and the Company (for payment with respect to the Options), in accordance with the Allocation Methodology. Each Optionholder shall be entitled to receive with respect to such Optionholder’s Options from the Company through payroll as set forth in Section 2(g), such Optionholder’s Allocable Portion of any such excess referenced in clause (z) of this Section 2(e)(viii).

(ix)The Parties agree to treat any payment made pursuant to Section 2(e)(vii) or 2(e)(viii) as an adjustment to the Purchase Price for all Tax purposes.

(b)Sellers’ Representative

(i)As the representative of Sellers and Optionholders, Sellers’ Representative shall act as the agent for Sellers and Optionholders and shall have authority to bind each Seller and Optionholder in accordance with this Agreement, the Representative’s Agreement and the Escrow Agreement (and take any actions to be taken by Sellers, Optionholders or Sellers’ Representative pursuant to the terms of any of the foregoing agreements). Buyer may rely on such appointment and authority until receipt of notice of the appointment of a successor Sellers’ Representative upon thirty (30) days prior written notice to Buyer.

(ii)Sellers’ Representative, in its capacity as Sellers’ Representative, shall have no liability to Buyer or the Company for any default under this Agreement or the Escrow Agreement by any Seller or Optionholder, including any default under Section 2(d).

(iii)The decision of each Seller to sell the Shares, and each Optionholder to have its outstanding Options cancelled in exchange for the right to receive certain cash payments, pursuant to this Agreement has been made by such Seller and Optionholder independently of any other Seller or Optionholder and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement and any Ancillary Agreement that may have been made or given by the Company, Sellers’ Representative, any other Seller or Optionholder or by any agent, employee or other representative of Sellers’ Representative or the Company, or any other Seller or Optionholder, and neither Sellers’ Representative nor any Seller or Optionholder or any of their respective agents, employees or other representatives shall have any liability to any other Seller or Optionholder (or any other Person) relating to or arising from any such information, materials, statement or opinions, except as expressly provided in a written agreement, if any, between or among Sellers and Optionholders.

(iv)In the event that the Sellers’ Representative becomes unable to perform its responsibilities hereunder or resigns from such position while the Escrow Agent holds all or any portion of the Escrow Amount, the Sellers and Optionholders holding a majority of the aggregate

Allocable Portions shall, as promptly as practicable, select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(c)Cancellation of Options

(i)At the Closing, pursuant to the Option Cancellation Agreements, each outstanding Option shall be cancelled and each Optionholder shall have the right to receive from the Company pursuant to Section 2(g)(ii), in exchange for such cancellation, (A) a single lump sum cash payment equal to (x) such Optionholder’s Allocable Portion of the Closing Distribution Amount with respect to such Optionholder’s Options minus (y) the sum of the aggregate Exercise Price for such Optionholder’s Options and such Optionholder’s Allocable Portion of the Sellers’ Representative Reserve (collectively, the “Option Cancellation Payments”), (B) the right to receive such Optionholder’s Allocable Portion of any additional Purchase Price pursuant to Section 2(e)(vii), (C) the right to receive such Optionholder’s Allocable Portion of any remaining portion of the Escrow Amount pursuant to Section 2(e)(vii) or 2(e)(viii) or the Escrow Agreement, (D) the right to receive such Optionholder’s Allocable Portion of any payments pursuant to Section 6(d)(i), Section 6(d)(iii), Section 6(d)(vi), and Section 8(c), and (E) the right to receive such Optionholder’s Allocable Portion of (x) the Sellers’ Representative Reserve, from the Sellers’ Representative, and (y) any other additional Purchase Price or other payments which such Optionholder is entitled to receive under the Sellers’ Representative Agreement (from amounts paid by the Sellers’ Representative to the Company).

(ii)Each Optionholder shall receive (x) at the Closing such Optionholder’s Option Cancellation Payment from the Company through the Company’s payroll system and (y) promptly after the Company has received the relevant funds, if any, the amount to which such Optionholder is entitled pursuant to Section 2(e)(vii), Section 2(e)(vii), Section 6(d)(i), Section 6(d)(iii), Section 6(d)(vi), Section 8(c), the Escrow Agreement and the Sellers’ Representative Agreement, in respect of such Optionholder’s Options through the Company’s payroll system. Each Optionholder shall also receive such Optionholder’s Allocable Portion of the Sellers’ Representative Reserve from the Sellers’ Representative pursuant to the Sellers’ Representative Agreement. The Company shall deduct and withhold, or cause to be deducted and withheld, from such Option Cancellation Payment and the payments, if any, to be made to Optionholders pursuant to Section 2(e)(vii), Section 2(e)(viii), Section 6(d)(i), Section 6(d)(iii), Section 6(d)(vi), Section 8(c), the Escrow Agreement and the Sellers’ Representative Agreement, such amounts as are required to be deducted and withheld with respect to such payments, in each case under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax laws, including the Optionholder’s share of FICA Taxes and any applicable state, local or foreign payroll Taxes normally imposed on an employee with respect to compensation. To the extent that such amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholders in respect of which such deduction and withholding was made. For the avoidance of doubt, the Option Cancellation Payments (A) shall be deemed made on the Closing Date and any corresponding Tax deductions shall be allocated to the taxable period (or portion thereof) ending on the Closing Date, (B) shall be includible in each Optionholder’s income on the Closing Date, and (C) shall include each Optionholder’s Allocable Portion of the Sellers’ Representative Reserve for purposes of determining the amount required to be deducted and withheld with respect to such payment.

(d)Sale Bonuses.

(i)At the Closing, the Company shall pay to each Sale Bonus Recipient a cash bonus in the amount set forth across from such Bonus Recipient’s name on Schedule II (the “Sale Bonuses”). The Sale Bonuses shall be made through the Company’s payroll system and the Company shall deduct and withhold, or cause to be deducted and withheld, from such payments such amounts as are required to be deducted and withheld with respect to such payments under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax laws, including the employee’s share of FICA taxes and any applicable state, local or foreign payroll Taxes normally imposed on an employee with respect to compensation. To the extent that such amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sale Bonus Recipients in respect of which such deduction and withholding was made. For the avoidance of doubt, the Sale Bonuses (A) shall be deemed made on the Closing Date and any corresponding Tax deductions shall be allocated to the taxable period (or portion thereof) ending on the Closing Date and (B) shall be includible in each Sale Bonus Recipient’s income on the Closing Date.

3.Representations and Warranties Concerning Transaction.

Sellers’ Representations and Warranties. Except as set forth in the Disclosure Letter, each Seller, severally and not jointly and only with respect to itself, hereby represents and warrants to Buyer as of the date hereof as follows:
(i)Organization of Certain Sellers. Such Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii)Authorization of Transaction. Such Seller has full power and authority (including full corporate or other entity power and authority, if such Seller is an entity) to execute and deliver this Agreement and each other Ancillary Agreement to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. This Agreement has been and each other Ancillary Agreement to which such Seller is a party will have been duly executed and delivered by such Seller and, assuming due and valid authorization, execution and delivery by Buyer, the Company and Sellers’ Representative, this Agreement constitutes and each other Ancillary Agreement to which such Seller is a party will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. If such Seller is an entity, the execution, delivery and performance of this Agreement and each other Ancillary Agreement to which such Seller is a party have been duly authorized by such Seller.

(iii)Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) if such Seller is an entity, violate any provision of its Governing Documents, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, (C) with or without notice, lapse of time (or both), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, or (D) result in the imposition or creation of a Lien (other than Permitted Encumbrances) upon or with respect to such Seller’s Shares under any agreement, contract, lease, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those that may be required solely by reason of Buyer being the buyer of the Shares and (C) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

(iv)Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)Shares. Such Seller holds of record and owns beneficially the number of Shares set forth opposite such Seller’s name in Section 4(b) of the Disclosure Letter, free and clear of any restrictions on transfer or other Liens (other than restrictions arising under the Securities Act, state securities laws, this Agreement, and the Company Stockholders’ Agreement, in each case, as applicable). Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any equity securities of the Company (other than this Agreement and the Company Stockholders’ Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity securities of the Company.

(vi)Legal Proceedings. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other legal proceedings pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Neither such Seller nor any Affiliate of such Seller is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(vii)Disclaimer of Other Representations and Warranties.

(A)Except as expressly set forth in this Section 3(a) and in any Ancillary Agreements to which such Seller is a party, no Seller makes any representation or warranty, express or implied, at law or in equity, including in respect of the Company or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. For the avoidance of doubt, the foregoing shall not diminish, minimize, alter or otherwise modify the Sellers’ indemnification obligations set forth in Section 8 of this Agreement or set forth in any Ancillary Agreements to which any Seller is a party.

(B)WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE RESPECTIVE SELLERS EXPRESSLY SET FORTH IN THIS SECTION 3(a), THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY EXPRESSLY SET FORTH IN SECTION 4 AND THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS OR THE COMPANY IN ANY ANCILLARY AGREEMENTS, NEITHER THE COMPANY, THE SELLERS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, STOCKHOLDERS, MEMBERS, AFFILIATES, REPRESENTATIVES OR ADVISORS, INCLUDING RAYMOND JAMES, HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY (I) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES, FORECASTS, OR BUSINESS PLANS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON.

(a)Buyer’s Representations and Warranties and Certain Agreements and Acknowledgments. Except as set forth in the corresponding sections of the Disclosure Letter, Buyer hereby represents and warrants to each Seller as of the date hereof as follows:

(i)Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii)Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been and each other Ancillary Agreement to which Buyer is a party will have been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery by Sellers, the Company and Sellers’ Representative, this Agreement constitutes and each other Ancillary Agreement to which Buyer is a party will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. The execution, delivery and performance of this Agreement and each other Ancillary Agreement to which Buyer is a party have been duly authorized by Buyer.

(iii)Noncontravention. Subject to compliance with applicable requirements of the Hart-Scott-Rodino Act, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any provision of its Governing Documents, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or (C) with or without notice, lapse of time (or both), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, Lease, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (B) and (C), as would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those that may be required solely by reason of Sellers being the sellers of the Shares and (C) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

(iv)Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)Investment. Buyer is acquiring the Shares for its own account as principal, for investment purposes, and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(vi)No Reliance.

(A)In connection with entering into this Agreement and each Ancillary Agreement, Buyer hereby represents, warrants, agrees and acknowledges that: (i) none of Sellers or the Company is acting as a fiduciary or financial or investment adviser to Buyer; (ii) Buyer is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations, warranties or inducements (whether written or oral) of Sellers or the Company, or any of their respective Affiliates, agents, advisors, including Raymond James, or other representatives, other than the express representations and warranties made by Sellers in Section 3(a), by the Company in Section 4, or by any Seller and/or the Company (as the case may be) in any Ancillary Agreement; (iii) none of Sellers or the Company has given Buyer (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Agreement or any Ancillary Agreement; (iv) Buyer has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by Sellers or the Company; (v) Sellers will not have or be subject to any liability to Buyer resulting from the distribution to Buyer or its representatives, or Buyer’s use of, any information or documents, including any confidential memoranda distributed on behalf of Sellers relating to the business of the Company and its Subsidiaries or other publication provided to Buyer or its representatives, or any other document or information provided to Buyer or its representatives in connection with Buyer’s purchase of Shares (including in a virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or otherwise) (for the avoidance of doubt, the foregoing shall not diminish, minimize, alter or otherwise modify the Sellers’ obligations under this Agreement (including, without limitation, Section 8) or any Ancillary Agreements to which any Seller is a party); (vi) Buyer is entering into and/or delivering this Agreement and each Ancillary Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks; and (vii) Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement.

(B)Buyer has no knowledge of any breach of, or inaccuracy in, any of the representations, warranties, covenants or agreements of the Company or the Seller set forth in this Agreement.

(C)Buyer understands that Sellers, the Company, and their counsel will rely on the accuracy and truth of the foregoing representations set forth in this Section 3(b)(vi), and Buyer hereby consents to such reliance.

(vii)Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from Sellers and/or the Company and their respective representatives certain projections, estimates and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it, and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk, and, without limiting any other provisions herein, that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges, agrees and confirms that Sellers, the Company and each of their respective Affiliates, officers, directors, managers, stockholders, members, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

(viii)No Additional Representations. Buyer acknowledges that none of Sellers, the Company or any other Person has made any representation or warranty, express or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or any Ancillary Agreement. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3(a), Section 4 or any Ancillary Agreement, Buyer is purchasing the Shares without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

(ix)Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer (when taken together with its Subsidiaries, including the Company and the Company’s Subsidiaries, on a consolidated basis) will (i) be able to pay its debts and liabilities as they become due, (ii) will own property which has a present fair saleable value greater than the amounts required to pay its debts and liabilities (including a reasonable estimate of the amount of all contingent liabilities, obligations and commitments) as they become absolute and matured, and (iii) will have adequate capital available to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or future creditors of the Company or any of its Subsidiaries.

(x)Legal Proceedings. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Neither Buyer nor any Affiliate of Buyer is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(xi)Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3(b), Buyer makes no representation or warranty, express or implied, at law or in equity.

Representations and Warranties Concerning the Company. Except as set forth in the Disclosure Letter delivered by the Sellers and the Company to Buyer on the date hereof, the Company hereby represents and warrants to Buyer as of the date hereof as follows:
Organization, Qualification, and Corporate Power.
(xii)The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Section 4(a)(i)(A) of the Disclosure Letter lists the jurisdiction of organization and each jurisdiction in which the Company and each of its Subsidiaries is duly licensed to do business as a foreign entity. The Company and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except for such jurisdictions as set forth in Section 4(a)(i)(B) of the Disclosure Letter or where the lack of such qualification would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Buyer true, correct and complete copies of the Governing Documents of the Company and each of the Company’s Subsidiaries.

(xiii)Section 4(a)(ii) of the Disclosure Letter lists the directors and officers of the Company and each of its Subsidiaries.

Capitalization. The authorized capital stock of the Company consists of (i) 300,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 249,376 shares are issued and outstanding as of the date hereof. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Letter. Except as set forth in Section 4(b) of the Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.
Authorization; Valid and Binding Agreement. The Company has all requisite authority and power to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party,

and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which the Company is a party have been duly and validly authorized by all requisite corporate action of the Company. Assuming the due and valid authorization, execution and delivery by each Seller, Sellers’ Representative and Buyer, this Agreement constitutes and each other Ancillary Agreement to which the Company is a party will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.
Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of its Subsidiaries is subject, (iii) with or without notice, lapse of time (or both), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract which the Company or any of its Subsidiaries is a party to or bound by or to which any of their assets are subject, or (iv) result in the imposition of any Lien (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries under Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those that may be required solely by reason of Buyer being the buyer of the Shares and (C) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.
Brokers’ Fees. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than the fees or commissions of Raymond James and fees payable pursuant to the Consulting Agreement.
(xiv)Title to Tangible Assets; Condition and Sufficiency.

(xv)Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, the tangible assets reflected in the Financial Statements or acquired after the Most Recent Balance Sheet Date, other than tangible assets (A) sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and (B) not constituting a material portion of all such tangible assets taken as a whole, free and clear of all Liens (other than Permitted Encumbrances).

(xvi)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other tangible assets owned by the Company and its Subsidiaries are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, in each case except for immaterial defects or ordinary, routine maintenance and repairs. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the business of the Company and its Subsidiaries immediately after the Closing in materially the same manner as conducted prior to the Closing and constitute materially all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

Subsidiaries. Section 4(g) of the Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, and, with respect to such Subsidiary of the Company, the jurisdiction in which it is organized, the number of its authorized equity interests, the number and class of equity interests thereof duly issued and outstanding, the names of all equity owners and the number of equity interests owned by each such equity owner. Except as set forth on Section 4(g) of the Disclosure Letter, no Person other than the Company or its Subsidiaries has any beneficial or record interest in the equity interests of any Subsidiary or has any right to be allocated or receive any profit, loss, income or dividends of such Subsidiary. All of the issued and outstanding equity interests of each Subsidiary of the Company are duly authorized and validly issued and are fully-paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its equity interests, or any stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. Other than the Subsidiaries set forth on Section 4(g) of the Disclosure Letter, the Company does not own, directly or indirectly, any equity interest in any other Person.
Financial Statements; Undisclosed Liabilities.
(xvii)The following financial statements (collectively, the “Financial Statements”) have been delivered to the Buyer: (i) the audited consolidated balance sheet and consolidated statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2013 and 2014 for the Company and its Subsidiaries; and (ii) the unaudited consolidated balance sheet and consolidated statements of income and cash flows (such balance sheet, the “Most Recent Balance Sheet”, and such balance sheet and statements of income and cash flows, the “Most Recent Financial Statements”) as of and for the eleven (11) months ended November 30, 2015 (the “Most Recent Balance Sheet Date”) for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) are based on and are in agreement with the books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP, respectively applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(xviii)Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments (“Liabilities”) whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, that are of a nature required to be disclosed on the Most Recent Balance Sheet in accordance with GAAP, except (A) those that are adequately reflected or reserved against on the Most Recent Financial Statements, and (B) those that have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

(xix)Except to the extent reserved for on the face of the Most Recent Balance Sheet, to the Company’s Knowledge, (A) there are no outstanding claims under product warranties (for repair, replacement, refund, service or otherwise) covering any product designed, manufactured, sold, repaired, reconfigured or placed in the stream of commerce by the Company or any of its Subsidiaries (a “Product”) and (B) there are no defects or deficiencies in design, materials, workmanship or other condition affecting any Product under warranty that are reasonably likely to result in any claims.

Events Subsequent to the Most Recent Balance Sheet Date. Except as set forth in Section 4(i) of the Disclosure Letter, since the Most Recent Balance Sheet Date, (1) no events or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect, (2) each of the Company and its Subsidiaries has conducted its business substantially in the Ordinary Course of Business, and (3) neither the Company nor any of its Subsidiaries has taken any of the following actions:
(xx)(A) declared, set aside or paid any non-cash dividend, or made any other non-cash distribution, in respect of the outstanding capital stock of the Company or any of its Subsidiaries; (B) split, combined or reclassified any of the outstanding capital stock of the Company or any of its Subsidiaries; or (C) purchased, redeemed or otherwise acquired any shares of outstanding capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, in each case for non-cash consideration;

(xxi)issued, sold or granted any shares of the capital stock of the Company, or any of its Subsidiaries or any other of its voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(xxii)amended the Governing Documents of the Company or any of its Subsidiaries;

(xxiii)(A) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any material amount of property or assets in or of any other Person (other than acquisitions of property or assets that would not comprise part of the Company or any of its Subsidiaries as of the Closing) or (B) disposed, transferred or leased out any material property or assets, except for acquisitions or dispositions effected in the Ordinary Course of Business;

(xxiv)mortgaged, pledged or subjected to any Lien (in each case, other than Permitted Encumbrances) any of the assets of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(xxv)made any change in the Tax accounting or financial accounting principles used by the Company and its Subsidiaries, except insofar as was required by a change in applicable law or GAAP;

(xxvi)failed to use its commercially reasonable efforts to preserve intact its assets, business and relationships with third parties and to keep available the services of its key officers and key employees;

(xxvii)except as required by applicable Law or Employee Benefit Plan, (A) increased the compensation or fringe benefits of any present or former officer, director, manager or employee of the Company or its Subsidiaries, except for normal increases made in the Ordinary Course of

Business, (B) granted any equity in the Company or its Subsidiaries or any award based on such equity, (C) entered into, amended or terminated any Employee Benefit Plan, (D) hired any employee with annual compensation in excess of $75,000, or (E) implemented any reduction in force or other layoff that constituted a mass layoff or plant closing under the WARN Act or any analogous state laws;

(xxviii)entered into any collective bargaining agreement;

(xxix)incurred any indebtedness for borrowed money (other than (A) use of the Company’s existing credit facilities or (B) other immaterial indebtedness, in each case in the Ordinary Course of Business) or made any material loans, advances or capital contributions, except immaterial advances for travel and other normal business expenses to officers and employees in the Ordinary Course of Business;

(xxx)canceled or modified any accounts receivable or other amounts owed to the Company or any of its Subsidiaries, except immaterial amounts in the Ordinary Course of Business, or modified the credit, collection or payment policies of the Company or any of its Subsidiaries;

(xxxi)settled or compromised any litigation or other legal proceedings pending or instituted against the Company or any of its Subsidiaries; or

(xxxii)entered into any legally binding commitment to take any of the foregoing actions.

Buyer acknowledges that the announcement by Sellers or the Company of their intention to sell the business (as well as the execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby) may affect the customer or supplier relationships of the Company and its Subsidiaries and that such effects do not and will not constitute a breach of this Section 4(i).
Legal Compliance.
(xxxiii)Each of the Company and its Subsidiaries has been for the past five (5) years, and is, in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) (collectively, “Governmental Entities”). Notwithstanding the above or the below, Sections 4(k), 4(m), 4(p), 4(r), 4(s), and 4(y) contain the sole and exclusive representations and warranties of the Company with respect to the matters set forth therein, tax matters, intellectual property matters, labor matters, employee benefits matters, environmental, health, and safety matters, and product liability and warranty matters, respectively. All approvals, filings, permits and licenses of Governmental Entities material to the conduct of the business of the Company and its Subsidiaries as currently conducted are in the possession of the Company and or the applicable Subsidiary, are in full force and effect and are being complied with in all material respects.

(xxxiv)Within the past five (5) years, none of the Company or its Subsidiaries, any director or officer of the Company or its Subsidiaries, or any employee, or, to the Knowledge of the Company, agent or other Person acting on behalf of the Company or any of its Subsidiaries has used any funds of the Company or any Subsidiary for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, in each case to or for the benefit of any domestic or foreign governmental officials. The Company and its Subsidiaries have at all times within the past five (5) years complied, and are in compliance, with all applicable provisions of the Foreign Corrupt Practices Act and other applicable laws addressing similar issues.

(xxxv)Tax Matters. Each of the Company and its Subsidiaries has filed all of its Tax Returns and other material Tax Returns that it was required to file, and has paid all Taxes due and owing. All such Tax Returns are accurate in all material respects.

(xxxvi)Section 4(k) of the Disclosure Letter lists all Tax Returns with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2011 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of an audit.

(xxxvii)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(xxxviii)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than agreements entered into by the Company or a Subsidiary in the ordinary course of its business, the primary purpose of which does not relate to Taxes.

(xxxix)Within the past two (2) years, the Company has not distributed stock of another Person in a transaction that was governed by Code §355.

(xl)There are no Liens (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(xli)Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(xlii)Neither the Company nor any of its Subsidiaries has any current liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor.

(xliii)Except for certain representations related to Taxes in Section 4(r), this Section 4(k) contains the sole and exclusive representations and warranties of the Company and each of its Subsidiaries with respect to any Tax matters.

(xliv)Notwithstanding anything to the contrary in this Agreement, the representations and warranties in respect of Taxes shall be limited to Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date and shall in no event include the existence, amount or usability of the Tax attributes of the Company or any of its Subsidiaries for Tax periods (or portions thereof) beginning on or after the Closing Date (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods).

Leased Real Property.
(xlv)Section 4(l)(i) of the Disclosure Letter contains a list of all of the Leased Real Property.

(xlvi)With respect to each Leased Real Property:

(A)Section 4(l) of the Disclosure Letter sets forth the address of each Leased Real Property and a list of all Leases for each such Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease;

(B)no notice of default has been received or delivered by the Company or any of its Subsidiaries under any Lease; and

(C)except as set forth in Section 4(l)(ii)(C) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(D)each such Lease is legal, valid, binding, enforceable and in full force and effect against the landlord, subtenant or sublessee, as applicable (to the Knowledge of the Company), on the one hand, and the Company or the Subsidiary that is the party thereto, on the other hand, and each such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the landlord, subtenant or sublessee, as applicable (to the Knowledge of the Company), and such Company or Subsidiary immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(E)none of the Company or the Subsidiary (or, to the Knowledge of the Company, any subtenant or sublessee, as applicable) party to any such Lease is in breach or violation of, or default under, any such Lease in any material respect, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened that, after the giving of notice, the lapse or time or otherwise, would constitute a breach or default by the Company or a Subsidiary (or, to the Knowledge of the Company, any subtenant, sublessee or any other party under such Lease, as applicable) in any material respect;

(F)there are no oral agreements, offsets or forbearance programs in effect as to any such Lease and no party to any such Lease has exercised a right of self-help to remedy a breach or default by any other party to such Lease;

(G)there is no Lien, easement, covenant, code, law or other restriction applicable to the real property subject to any such Lease that would reasonably be expected to impair the current uses or the occupancy by the Company or its Subsidiaries of the property subject to such Lease (in each case, other than Permitted Encumbrances).

(xlvii)Neither the Company nor any of its Subsidiaries own any real property.

Intellectual Property.

(xlviii)Section 4(m)(i) of the Disclosure Letter sets forth a true and correct list of (x) all of the following Intellectual Property owned by the Company and each of its Subsidiaries: (A)

patented or registered Intellectual Property (including trademarks, service marks, trade dress, trade names, designs, logos, slogans, business names, corporate names, Internet domain names and all other indicia of origin), (B) pending patent applications or applications for registration of other Intellectual Property, (C) computer software (other than mass-marketed software with a replacement cost or aggregate annual license or maintenance fees of less than $100,000), and (y) all agreements pursuant to which the Company or any of its Subsidiaries is licensed the right to use, make, sell, license, import, reproduce, distribute, perform, display and create derivatives of or otherwise exploit or hold for use (“Use”) any material Intellectual Property (excluding, for the avoidance of doubt, mass-marketed software with a replacement cost or aggregate annual license or maintenance fees of less than $100,000).

(xlix)The Company and each of its Subsidiaries exclusively own and possess all right, title, and interest in and to and have the exclusive right to Use (including the right to claim priority rights deriving from any U.S. patent applications comprising the patents under clause (A) above by virtue of international convention, treaty or otherwise and the right to sue for and collect damages by reason of past infringements thereof), or have a valid and enforceable right to Use (pursuant to a written license agreement set forth on Section 4(m)(i)(y) of the Disclosure Letter or which is not required to be set forth therein in accordance with the foregoing clause (y)), free and clear of all Liens (other than Permitted Encumbrances and Liens that will be released at Closing), all Intellectual Property Used in and material to the operation of their businesses as presently conducted. All material Company Intellectual Property owned by the Company and each of its Subsidiaries are subsisting, valid and enforceable. Without limiting the generality of the foregoing, the Company and its Subsidiaries have entered into binding, written agreements with every current employee of the Company and each such Subsidiary, whereby such employees (i) assign to the Company or such Subsidiary, as applicable, any ownership interest and right they may have in any Company Intellectual Property and (ii) acknowledge the Company’s or the applicable Subsidiary’s sole and exclusive ownership of all copyright rights in the works of authorship prepared by such employee within the scope of its employment, as more specifically described therein, and the Company has provided Buyer with true and complete copies of all such agreements. Except as set forth on Section 4(m)(ii) of the Disclosure Letter, no independent contractor of the Company or any of its Subsidiaries has developed material Intellectual Property owned by the Company or any of its Subsidiaries. The Company Intellectual Property constitutes materially all of the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l)Buyer will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Company Intellectual Property as the result of any prior transaction related to any Company Intellectual Property. None of the Company Intellectual Property has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding and, to Company’s Knowledge, it has not received any notice or other information of any kind from any source claiming that the Company Intellectual Property is invalid, unpatentable, or unenforceable other than official notices from a government entity in the course of patent prosecution or copyright or trademark registration.

(li)There are no claims (including office actions or oppositions or cancellation actions) against the Company or any of its Subsidiaries that were either made within the past four (4) years or are presently pending or, to the Knowledge of the Company, threatened, (A) contesting the validity, use, ownership, enforceability or registrability (other than rejections of pending applications, which rejections are customary in patenting and registration efforts) of any of the Company Intellectual Property or (B) claiming the Company or any of its Subsidiaries are using any

Customer Information in violation of applicable Law or the PCI Requirements. Except as set forth on Section 4(m)(iv)(x) of the Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries (A) has infringed, misappropriated or otherwise conflicted with, and the operation of the Company and each of its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property or other rights of other Persons, or (B) use any Customer Information in violation of the Company’s privacy policies, applicable Law or the PCI Requirements, and neither the Company nor any of its Subsidiaries has received any written threats or written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other Person). To the Knowledge of the Company, in the past three (3) years, no third party has (A) infringed, misappropriated or otherwise conflicted with, or is currently infringing, misappropriating or otherwise conflicting with, any of the Company Intellectual Property, in each case except as set forth on Section 4(m)(iv)(y) of the Disclosure Letter, and (B) been granted or gained access or used any Customer Information in violation of applicable Law or the PCI Requirements. The Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use or ownership thereof.

(lii)The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or any of its Subsidiaries in the conduct of their businesses are sufficient in all respects for the operation of the Company and each of its Subsidiaries’ businesses as currently conducted.

Contracts. Section 4(n) of the Disclosure Letter lists all of the following contracts or other binding arrangements, whether written or oral, (other than purchase orders) to which the Company or any of its Subsidiaries is a party (collectively, “Material Contracts”):
(liii)Any agreement (or group of related agreements) the performance of which will involve consideration in excess of $500,000 (other than supply agreements that do not contain minimum purchase amounts) in the twelve (12)-month period ending at the end of the last full month immediately preceding the Closing Date;

(liv)Any agreement with any Seller or any Affiliate of any Seller (other than the Company or any of its Subsidiaries), except with respect to remuneration for services rendered as a director, officer or employee of the Company or any of its Subsidiaries;

(lv)Any agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees;

(lvi)Any agreement under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or has the right or obligation to incur any such indebtedness, obligation or liability in excess of $100,000;

(lvii)Any employment agreement to which the Company or any of its Subsidiaries is a party and provides for annual base compensation in excess of $150,000;

(lviii)Profit sharing, stock option, stock appreciation, stock purchase, deferred compensation, severance, or other plans or arrangements for current or former directors, managers officers or employees of the Company or any of its Subsidiaries, in each case pursuant to which the Company or such Subsidiary will be subject to any obligations following the Closing;

(lix)Any bonds or agreements of guarantee in which the Company or any of its Subsidiaries acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person (other than the Company or any of its Subsidiaries), including, without limitation, Guaranteed Customer Obligations.

(lx)Any agreement containing non-competition provisions restricting the right of the Company or any of its Subsidiaries to engage in any line of business or provide any service;

(lxi)Any agreement concerning the establishment of a partnership, limited liability company or joint venture (other than the establishment by the Company of its wholly owned Subsidiaries);

(lxii)Any collective bargaining or labor agreements;

(lxiii)Any agreement containing any exclusive or minimum purchase requirements which will involve consideration in excess of $500,000 in the twelve (12)-month period ending at the end of the last full month immediately preceding the Closing Date;

(lxiv)Any agreement with any Governmental Entity; and

(lxv)Any agreement entered into after January 1, 2014 providing for the acquisition or disposition of assets for an amount in excess of $500,000 outside of the Ordinary Course of Business.

Neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in material breach or default of or under any Material Contract, and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract is in full force and effect and neither the Company nor any of its Subsidiaries have received any written notice of the intention of any Person to terminate any Material Contract. The Company has made available to Buyer a correct and complete copy of each written Material Contract.
Insurance. Section 4(o) of the Disclosure Letter sets forth the following information with respect to each insurance policy to which the Company or any of its Subsidiaries is currently a party, a named insured, or otherwise the beneficiary of coverage:
(lxvi)The name and address of the agent;

(lxvii)The name of the insurer, the name of the policyholder, and the name of each covered insured; and

(lxviii)The policy number and the period of coverage.

With respect to each such insurance policy (except for policies the Company or one or more of its Subsidiaries have intentionally canceled or allowed to expire): (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default by the Company, in each case which breach or default would permit termination, modification or acceleration under the policy; (C) neither the Company nor any of its Subsidiaries has received within the past three (3) years any written notice from any insurer under any such insurance policy cancelling or adversely amending any such policy or denying coverage or providing coverage with a reservation of rights thereunder; and (D) none of such insurance policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company or the applicable Subsidiary. The Company has delivered a true and complete claims history describing all claims submitted during the period from November 1, 2010 to August 12, 2015 for all such insurance policies and no claim has been submitted by the Company or any of its Subsidiaries under any such policy between August 12, 2015 and the date hereof. Such insurance policies are sufficient for compliance with all applicable laws in all material respects and Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
Labor Matters; Independent Contractors.
(lxix)None of the Company or its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or its Subsidiaries. Within the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work regular or overtime hours, or other similar labor activity with respect to any employee of, or employee group employed by, the Company or its Subsidiaries and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to provide the basis for the commencement of any such strike, slowdown, picketing, work stoppage, concerted refusal to work regular or overtime hours, or other similar labor activity. There are no material labor or employment disputes involving the Company or its Subsidiaries currently subject to any grievance procedure, arbitration, litigation or other proceeding with respect to current or former employees. The Company and its Subsidiaries have complied in all material respects with all applicable laws pertaining to the employment or termination of employment of its employees, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, immigration, wages and hours, safe workplace, unemployment, payment of social security and other taxes, and other similar employment activities, and no claims, investigations (to the Knowledge of the Company), or suits are pending, or to the Knowledge of the Company, threatened by any person or entity with respect to any of the foregoing. In the last six (6) years, neither the Company nor its Subsidiaries has engaged in any location closing or employee layoff activities without complying in all material respects with the Workers Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any analogous state laws.

(lxx)Section 4(p)(ii) of the Disclosure Letter sets forth a complete and accurate list of each employee and independent contractor of the Company and its Subsidiaries (collectively, the “Personnel”), and sets forth for each such individual the following: (1) name; (2) title or position (including whether full or part time); (3) hire date; (4) current annual base compensation rate; (5) commission, bonus or other incentive-based compensation; and (6) a description of the Employee Benefit Plans provided to each such individual as of the date hereof. Except as set forth on Section 4(p)(ii) of the Disclosure Letter, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all Personnel of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full.

(lxxi)Each current independent contractor or consultant of the Company and its Subsidiaries is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable law, except to the extent such mischaracterization would not be material. There is no officer, key employee or group of employees of the Company or its Subsidiaries who have given written notice of the intention to terminate his, her or their employment with the Company or its Subsidiaries and, to the Knowledge of the Company, no current officer, key employee or group of employees of the Company or its Subsidiaries have any plans to terminate employment with the Company or its Subsidiaries.

(lxxii)To the Knowledge of the Company, none of the Personnel has any plans to terminate his, her or its employment or independent contractor relationship, as applicable, with the Company or its applicable Subsidiary.

(lxxiii)The Company or the applicable Subsidiary of the Company has in its possession for all employees hired after November 6, 1986, (i) a currently valid and fully executed Form I-9 (Employment Eligibility Verification) for each of the employees of the Company and its Subsidiaries who provide services in the United States, and (ii) any and all required documentation confirming the identity and work authorization for each of the employees of the Company and its Subsidiaries who provide services in each other jurisdiction in which the Company or its Subsidiaries operate.

Litigation. Section 4(q) of the Disclosure Letter sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. Except as set forth set forth on Section 4(q) of the Disclosure Letter, there are no actions, suits, proceedings, hearings or investigations of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction pending or, to the Knowledge of the Company, threatened against or by the Company or any of its Subsidiaries.
(b)Employee Benefits.

(i)Section 4(r)(i) of the Disclosure Letter lists each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer true and complete copies of: (i) such Employee Benefit Plan (or, in the event the Employee Benefit Plan is not written, a written description thereof); and (ii) to the extent applicable to such Employee Benefit Plan: all trust agreements, insurance or group annuity contracts or other funding arrangements; the three (3) most recent annual reports (Form 5500) required to have been filed and all schedules and attachments thereto; all governmental rulings, opinions, determinations (and pending requests therefor), including with respect to each Employee Benefit Plan intended to qualify under Code §401(a) the most recent determination or advisory letter received from the IRS; all reports since January 1, 2012 from third-party administrators, actuaries, investment managers or advisors, consultants or other independent contractors (other than individual account records or participant statements); all current employee handbooks or manuals; all current summary plan descriptions; and all amendments and modifications to any such document.

(ii)Each Employee Benefit Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and in compliance with all applicable laws and regulations, including, the ACA, ERISA, the Code and all applicable foreign laws and regulations. All contributions (including employee salary reduction contributions) and premiums required to have been paid by the Company or its Subsidiaries to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance or annuity contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or applicable law. The Company has fiduciary liability insurance in force covering the fiduciaries of the Employee Benefit Plans.  The necessary fidelity bond coverage is in force for each Employee Benefit Plan that required to have such coverage under ERISA Section 412. There is no material action, claim, complaint, investigation, petition, suit, or other proceeding in law or in equity pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan, the assets of any Employee Benefit Plans (other than routine claims for benefits), or any fiduciary thereof and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material action, claim, complaint, investigation, petition, suit, or other proceeding or to any contractual indemnification or contribution obligation to any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.  Within the past six (6) years, no incident has occurred that has required or would reasonably be expected to require the filing of a claim under the fiduciary liability insurance or ERISA bond referenced above.  Neither the Company nor any Subsidiary or ERISA Affiliate uses the services of any “leased employees” (as that term is defined in Code § 414(n)). To the Knowledge of the Company, no Employee Benefit Plan is or has been within the past six (6) years under audit, investigation or examination (nor has notice been received of a potential audit, investigation or examination) by any governmental authority (including the IRS, U.S. Department of Labor or foreign governmental authority), and no voluntary or required corrections procedures under either an internal or a governmental corrections program are in progress or are contemplated with respect to any Employee Benefit Plan, and no such corrections procedures have been undertaken in the past six (6) years.

(iii)Each Employee Benefit Plan intended to be qualified under Code §401(a), and the trust (if any) forming a part thereof, has received a favorable determination letter (or opinion or advisory letter, if such Employee Benefit Plan is a preapproved prototype or volume submitter plan) from the IRS as to the qualification of the form of the plan document under Code §401(a) and to the effect that each such trust is exempt from taxation under Code §501(a) and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. Each Employee Benefit Plan that is a group health plan materially complies with the applicable requirements of the ACA, COBRA, Code §5000, HIPAA and any other comparable laws and regulations (including applicable foreign laws and regulations). Neither the Company, nor any of its Subsidiaries or ERISA Affiliates provides benefits through a voluntary employee beneficiary association, as defined in Code §501(c)(9). All amendments and actions required to bring each Employee Benefit Plan into conformity with applicable provisions of all applicable laws and regulations, including, without limitation, the ACA, ERISA, the Code and all applicable foreign laws and regulations, have been made or taken, except to the extent that such amendments or actions are not required by applicable law to be made or taken until after the Closing Date. None of the Company, its Subsidiaries, ERISA Affiliates or any current or former employee or independent contractor thereof, has incurred any material liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A, and no condition exists that would reasonably be expected to subject such person to any material liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A.

(iv)No Employee Benefit Plan is or has been within the last six (6) years (i) a “multiple employer plan” for purposes of §4063, §4064 or §4066 of ERISA or §413 of the Code (ii) a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, (iii) subject to Code §412 or §302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA. To the Knowledge of the Company, none of the Company, its Subsidiaries or any ERISA Affiliate, nor any other “disqualified person” or “party in interest” (as such terms are defined in Code §4975 and ERISA §3(14) respectively) with respect to such Employee Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing to any material Tax or penalty imposed under Code §4975 or ERISA §502(i), (j), or (l). None of the Company, its Subsidiaries or any ERISA Affiliate has incurred any material liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA or under Code §4980H for which the Company, its Subsidiaries or any ERISA Affiliate would reasonably be expected to be liable, and no condition exists that would reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, encumbrance, or other liability imposed by the ACA, ERISA, the Code or other applicable law, including foreign laws and regulations.

(v)Except as set forth on Section 4(r)(v) of the Disclosure Letter, each Employee Benefit Plan is amendable and terminable unilaterally by and with no further expense to the Company or the applicable Subsidiary or ERISA Affiliate (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no agreement, summary plan description or other written communication which has been distributed to one or more employees by its terms prohibits the Company or the applicable Subsidiary or ERISA Affiliate from amended or terminating any such plan. All agreements with third party service providers to the Employee Benefit Plans may be terminated without material penalty by the Company or the applicable Subsidiary or ERISA Affiliate, as the case may be, upon not more than ninety (90) days’ notice.

(vi)No current or former director, manager, officer, employee or independent contractor of the Company or its Subsidiaries is or will become entitled to death or post-employment death, medical or other welfare benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by Code §4890B.

(vii)Except as set forth on Section 4(r)(vii) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former director, manager, officer, consultant employee, independent contractor, leased employee or contingent worker of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual or require any contributions or payments to fund any obligations under any Employee Benefit Plan.

(viii)The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Code §280G.

(c)Environmental, Health, and Safety Matters.

(i)Each of the Company and its Subsidiaries has been for the past five (5) years, and is, in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect.

(ii)Neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental, Health, and Safety Requirements.

(iii)Each of the Company and its Subsidiaries has obtained and is in material compliance with all permits necessary for and material to the ownership, lease, operation or use of the business or assets of the Company or such Subsidiary in the conduct of its business as currently conducted, and all such permits are in full force and effect and shall remain in full force and effect immediately following the Closing.

(iv)No real property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., or any similar state list.

(v)This Section 4(s) contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

Inventory. All inventory reflected on the Most Recent Balance Sheet consists of a quality usable in the Ordinary Course of Business (subject to defects that are not material in nature or cost and to any inventory write-down or reserve reflected on such Most Recent Balance Sheet). All such inventory is owned by the Company or its Subsidiaries free and clear of all Liens (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-progress or finished goods) are reasonable in the present circumstances of the Company and its Subsidiaries.
Accounts Receivable. All of the outstanding accounts receivable shown on the balance sheet included in the Most Recent Financial Statements represent, as of the respective dates thereof, valid obligations arising from sales actually made or services actually performed, in each case in the Ordinary Course of Business, and the accounts receivable created since the Most Recent Balance Sheet Date represent valid obligations arising from sales actually made or services actually performed, in each case in the Ordinary Course of Business, and in each case are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued, or such other claims or counterclaims that may arise, in the Ordinary Course of Business. The reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(d)Customers and Suppliers.

(i)Section 4(v)(i) of the Disclosure Letter sets forth a complete and accurate list of the names of (A) the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, based on revenue and (B) the three (3) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on purchases by the Company and its Subsidiaries, in each case during the twelve month period ended November 30, 2015.

(ii)Other than as set forth in Section 4(v)(ii) of the Disclosure Letter, since the Most Recent Balance Sheet Date, no customer or supplier set forth on Section 4(v)(i) of the Disclosure Letter has terminated, cancelled or has delivered any written notice relating to any plan to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries.

Certain Business Relationships with the Company. No Seller, nor any Affiliate of any Seller, (i) has been involved in any material business arrangement or relationship with the Company or any of its Subsidiaries within the past twelve (12) months (other than employment arrangements and pursuant to the Consulting Agreement), or (ii) owns any material asset, tangible or intangible, used in the business of the Company or any of its Subsidiaries.
Bank Accounts. Section 4(x) of the Disclosure Letter contains a list of all current bank accounts and to the Company’s Knowledge, safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
(e)Product Liabilities and Warranties.

(i)Except as set forth in Section 4(y)(i) of the Disclosure Letter, within the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any unresolved claim of personal injury, death, or property or economic damages, or for injunctive relief, in each case as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided, by the Company or any of its Subsidiaries, other than claims made under or pursuant to contractual product or service warranties. No Governmental Entity has alleged in writing within the past three (3) years that any product designed, manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is defective or unsafe or fails to meet any product warranty or standards promulgated by any such Governmental Entity. No product designed, manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries has been recalled, and neither the Company nor any of its Subsidiaries has received any written notice of recall of any such product from any Governmental Entity.

(ii)Section 4(y)(ii) of the Disclosure Letter sets forth the form warranty terms applicable to the products manufactured, sole, leased, licensed or delivered by the Company and its Subsidiaries (it being understood and acknowledged that the Company and its Subsidiaries have deviated from such form warranty terms with respect to certain products, services and customers).

(f)Government Contracts.

(i)Section 4(z)(i) of the Disclosure Letter sets forth a true, correct and complete description of all Governmental Contracts to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 4(z)(i) of the Disclosure Letter and except as contemplated by the terms of such Government Contracts, (i) since January 1, 2014, no Governmental Agency customer or commercial prime contractor customer under a Governmental Contract has ceased, or has provided the Company or any of its Subsidiaries with written notice stating that it intends to cease, doing business with the Company or its Subsidiaries or materially decreased the amount of business it does with the Company or its Subsidiaries, and (ii) no Governmental Agency customer or commercial prime contractor customer under a Governmental Contract has provided the Company or any of its Subsidiaries with written notice stating that it has decided to not exercise option periods under any Government Contract, or to terminate any Government Contract for convenience.

(ii)Except (x) as set forth in Section 4(z)(ii) of the Disclosure Letter or (y) as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, in the past five (5) years, (i) the Company and its Subsidiaries have complied, in all material respects, with all terms and conditions of each Government Contract and with all statutory and regulatory requirements applicable to the Government Contract to which any of them is a party and have performed all material obligations required to be performed by them thereunder; (ii) no terminations for default or convenience, and no cure notices or show cause notices have been issued and delivered in writing to the Company or any of its Subsidiaries with respect to a Government Contract and none of such cure notices or show cause notices, issued in the past five (5) years, remain unresolved with respect to a Government Contract; (iii) no money due to the Company or its Subsidiaries thereunder has been withheld or set-off, nor, to the Knowledge of the Company, have there been any attempts by Governmental Authorities to withhold or set-off any money due under a Government Contract; (iv) neither the Company nor its Subsidiaries has undergone (to the Knowledge of the Company), is currently undergoing (to the Knowledge of the Company) or has received written notice that it will undergo any audit, review, inspection, investigation, survey or examination of records relating to a Government Contract and (v) the Company and its Subsidiaries have complied with the Federal Acquisition Regulation ethical and mandatory disclosure rules.

(g)Accounting Controls. Each of the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of their financial statements in a manner that is true, complete and accurate in all material respects and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability of the assets of the Company and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4 or in any Ancillary Agreement executed by the Company, neither the Company nor any other Person makes any representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries or any of their assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE RESPECTIVE SELLERS EXPRESSLY SET FORTH IN SECTION 3(a) AND THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY EXPRESSLY SET FORTH IN THIS SECTION 4, AND THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS, THE OPTIONHOLDERS OR THE COMPANY IN ANY ANCILLARY AGREEMENTS, NEITHER THE COMPANY, THE SELLERS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, STOCKHOLDERS, MEMBERS, AFFILIATES, REPRESENTATIVES OR ADVISORS, INCLUDING RAYMOND JAMES, HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY (I) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES, FORECASTS, OR BUSINESS PLANS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH

RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON.
[Reserved].
Covenants. The Parties agree as follows with respect to the period following the Closing:
General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).
Litigation Support; Preservation of Books and Records.
(i)In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties shall reasonably cooperate with such Party and such Party’s counsel in the defense or contest, make available their personnel, and provide such testimony and reasonable access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(ii)For a period of seven (7) years from the Closing Date or such longer time as may be required by applicable law, Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Company or any of its Subsidiaries relating to periods prior to the Closing without first offering to turn over possession thereof to the Sellers’ Representative by written notice to the Sellers’ Representative at least sixty (60) days prior to the proposed date of such disposition or destruction. Buyer shall, and shall cause its Affiliates to, allow the Sellers’ Representative and its agents access to all such books and records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any such books and records are stored, and the Sellers’ Representative shall have the right, at its own expense, to make copies of any such books and records; provided, that the Sellers’ Representative shall take such action as is deemed necessary in the reasonable judgment of Buyer to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access.

Employee Benefits. Buyer shall, or shall cause the Company or its Subsidiaries to, provide the individuals who are employees of the Company (including, but not limited to, employees who are not actively at work on account of illness, disability or leave of absence consistent with policies, practices and procedures of the employing company, but excluding any employees who were hired by the Company prior to the Closing on a temporary basis) on the Closing Date (the “Continuing Employees”), while employed by Buyer, the Company or its Subsidiaries, or any Affiliates thereof, with (i) for a period of not less than one (1) year following the Closing Date, wages or salaries and bonus opportunities, as applicable, that are, in the aggregate, no less favorable to such person than the wages or salaries and bonus opportunities, as applicable, of such Continuing Employee in effect immediately prior to the Closing, and (ii) until the earlier of (x) the first regularly scheduled renewal period, if any, for the Company’s welfare and retirement plans following the Closing, and (y) the first anniversary of the Closing Date, welfare and retirement benefits that, in the aggregate, are no less favorable to such person than the welfare and retirement benefits of such person in effect immediately prior to the Closing as reflected on Section 4(r)(i) of the Disclosure Letter under the heading “Welfare and Retirement Plans”; provided, however, that, subject to compliance with the foregoing, nothing herein shall prevent the amendment or termination of any Employee Benefit Plan. Service accrued by the Continuing Employees during employment with the Company or its Subsidiaries or prior to the Closing shall be recognized for all eligibility, vesting and all other benefit plan purposes (including, without limitation, vacation policy purposes) (except benefit accrual), except to the extent necessary to prevent duplication of benefits. Any and all pre-existing condition limitations and eligibility waiting periods under any employee benefit plan of Buyer or an Affiliate of Buyer (such plans of Buyer or one or more of its Affiliates, collectively, “Buyer Plans”) in which Continuing Employees may participate following the Closing shall, to the greatest extent allowed under applicable law or by (or with the consent of) any insurer of such Buyer Plan, be waived with respect to the Continuing Employees and their eligible dependents to the extent such limitations did not apply or were satisfied under the applicable Employee Benefit Plan. The Continuing Employees shall, to the greatest extent allowed under applicable law or by (or with the consent of) any insurer of such Buyer Plan, be given credit for amounts paid under any plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of an analogous Buyer Plan.
(h)Tax Matters

(i)Tax Return Filing. Buyer shall prepare and timely file all Tax Returns of each of the Company and its Subsidiaries attributable to any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”). Buyer shall pay and discharge all Taxes shown to be due on such Straddle Period Tax Returns. No later than five (5) Business Days prior to the due date of each such Straddle Period Tax Return, Buyer and Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse to Buyer out of the portion of the Indemnity Escrow Amount, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, the amount of Taxes shown due with respect to the Company and its Subsidiaries which are attributable to the pre-Closing portion of the Straddle Period, (or, if such portion of the Indemnity Escrow Amount is not available or is otherwise insufficient to cover such amount, each Seller and Optionholder shall pay to Buyer such Seller’s or Optionholder’s respective Allocable Portion of such amount) except to the extent: (A) the same are being contested; (B) all or a portion of the amount of the Taxes (together with interest and penalties relating thereto, if any) is reflected in Estimated Working Capital or in Final Working Capital; or (C) estimated Tax payments have been made with respect to such Taxes prior to the Closing Date. Sellers’ Representative shall have at least fourteen (14) days to review all such Straddle Period Tax Returns, and Buyer shall not file such Tax Returns without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld. Buyer shall prepare and timely file all Tax Returns of each of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date (hereinafter, “Pre-Closing Periods”) for which Tax Returns are not yet due (taking into account any extensions) and have not been filed, as of the Closing Date. Sellers’ Representative shall have at least fourteen (14) days to review all such Pre-Closing Period Tax Returns, and Buyer shall not file such Pre-Closing Period Tax Returns without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld. Buyer shall pay and discharge all Taxes shown to be due on such Pre-Closing Period Tax Returns before the same shall become delinquent and before penalties accrue thereon. No later than five (5) Business Days prior to the due date of each such Tax Return, Buyer and Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse to Buyer out of the Indemnity Escrow Amount, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, the amount of Taxes shown due attributable to the Company and its Subsidiaries on such Pre-Closing Period Tax Returns (or, if such portion of the Indemnity Escrow Amount is not available or is otherwise insufficient to cover such amount, each Seller and Optionholder shall pay to Buyer such Seller’s or Optionholder’s respective Allocable Portion of such amount), except to the extent: (A) the same are being contested; (B) all or a portion of the amount of the Taxes (together with interest and penalties relating thereto, if any) is reflected in Estimated Working Capital or in Final Working Capital; or (C) estimated Tax payments have been made with respect to such Taxes prior to the Closing Date. The Tax Returns referred to in this Section 6(d)(i) shall be prepared in a manner consistent with past practice to the extent consistent with applicable law and regulation. An exact copy of any Tax Return filed by Buyer under this Section 6(d)(i) shall be provided to Sellers’ Representative not later than ten (10) days after such Tax Return is filed. Notwithstanding anything to the contrary in this Agreement, none of Buyer, the Company or any Subsidiary of the Company shall file any Tax Return or amended Tax Return, make an election or take any action relating to the Taxes of the Company or any of its Subsidiaries (or otherwise change such Tax Returns or elections) with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld. If Buyer, the Company or any of its Subsidiaries is required by law to file an amended Tax Return for the Company or any of its Subsidiaries with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, Buyer and Sellers’ Representative shall cooperate in the filing of such amended Tax Return, but Sellers’ Representative shall have the right to review and consent to such amended returns (such consent not to be unreasonably withheld). Anything contained in this Agreement to the contrary notwithstanding, all payments to be made by Sellers and Optionholders (whether from the Indemnity Escrow or otherwise) under this Section 6(d)(i) (“Section 6(d) Seller Payments”) shall be deemed adjustments to the Purchase Price. To the extent that the Tax Returns described in this Section 6(d)(i) indicate that the Company has made an overpayment of Taxes for any Pre-Closing Period or pre-Closing portion of a Straddle Period (taking into account all estimated Tax payments that have been made with respect to such Taxes prior to the Closing Date) the Buyer shall pay or cause to be paid to Sellers’ Representative, Sellers, and the Company, for the benefit of the Optionholders for further payment by the Company to each Optionholder through payroll, in each case, in accordance with the Allocation Methodology, such overpayment when credited on the Tax Returns of the Buyer, the Company, or its Subsidiaries or refunded by the applicable tax authority, provided that if any such Tax Return is filed after the applicable filing deadline (including extensions), the amount that shall be so required to pay over to Sellers’ Representative, Sellers, and the Company shall include interest at the rate of 9% per annum accruing from such filing deadline to the actual filing date.

(ii)Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of each of the Company and its Subsidiaries for the Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any actions outside the Ordinary Course of Business taken by Buyer after the Closing on the Closing Date); provided, however, that real and personal property Taxes (and other similar Taxes which are not based on income, revenues or sales) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. For the avoidance of doubt, the Parties further understand and agree that all Tax deductions attributable to the payment of the Company Specified Expenses shall be treated as properly allocable to the pre-Closing portion of any Straddle Period of the Company and its Subsidiaries that includes the Closing Date for U.S. Federal income Tax purposes and state income Tax purposes.

(iii)Refunds. Buyer and/or the Company shall pay or cause to be paid to Sellers’ Representative, Sellers, and the Company, for the benefit of the Optionholders for further payment by the Company to each Optionholder through payroll, in each case, in accordance with the Allocation Methodology, any refunds of the Taxes of the Company and its Subsidiaries plus any interest received with respect thereto from the applicable taxing authorities for any Pre-Closing Period or pre-Closing portion of a Straddle Period (including refunds arising from amended returns filed after the Closing Date) within ten (10) days after Buyer or the Company or any of its Subsidiaries receives such refund, less Buyer’s reasonable out-of-pocket expenses (including reasonable fees and expenses of professional advisors) incurred in obtaining such refund or offset. Buyer agrees that it will not carry back losses from post-Closing periods to Pre-Closing Periods. Any refunds or credits of Taxes of the Company or its Subsidiaries for any Straddle Period shall be apportioned between Sellers, Optionholders and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6(d)(ii).

(iv)Transfer Taxes. Buyer shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated hereby. Buyer, on the one hand, and Sellers and the Optionholders, on the other hand, shall each pay half of any such taxes and each shall indemnify and hold the other harmless, for the amount of such Taxes.

(v)Cooperation. Sellers’ Representative, on behalf of Sellers and Optionholders, and Buyer agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Tax liability of the Company or any of its Subsidiaries. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. In providing or receiving the information and assistance contemplated by this Section 6(d)(v), each Party shall maintain such information confidential except as required by law or regulation, or as reasonably requested by a Party.

(vi)Stub Taxable Year. The Parties intend that the Company and its Subsidiaries will join Buyer’s consolidated tax group upon the acquisition, and, as a result, the current Tax year of the Company and its Subsidiaries will end for federal income Tax purposes on the Closing Date. For the avoidance of doubt, the Parties understand and agree that all tax deductions, credits or similar benefits attributable to the Company Specified Expenses shall be treated as properly allocable to the taxable periods, or portions thereof, ending on or before the Closing Date for U.S. federal, state, and local Tax purposes. In the event that the calculation of the Tax of the Company and/or its Subsidiaries for the taxable period (or portion thereof) ending on the Closing Date results in a net loss (taking into account any deductions for Company Specified Expenses, including compensation arrangements), then the Company and/or its Subsidiaries shall, if possible, carry back the net loss to prior years in order to generate a Tax refund for Sellers’ and Optionholders’ benefit. Buyer agrees to prepare and file amended Tax Returns for the Company and/or its Subsidiaries and obtain such Tax refund or credit as promptly as practicable. To the extent such net loss (or a portion thereof) or a net loss for the pre-Closing portion of the Straddle Period generates a state or local Tax refund or offset against current state or local Tax in the post-Closing portion of the Straddle Period of the Company and/or its Subsidiaries, then the Company and/or its Subsidiaries shall make a payment in an amount equal to such Tax refund or offset, less Buyer’s reasonable out-of-pocket expenses (including reasonable fees and expenses of professional advisors) incurred in obtaining such refund or offset to Sellers’

Representative, Sellers, and the Company, for the benefit of the Optionholders for further payment by the Company to each Optionholder through payroll, in each case, in accordance with the Allocation Methodology. The amount of such Tax refunds or offset credits shall be (a) in the case of Tax refunds, paid to the Sellers’ Representative, the Sellers, and the Company, for the benefit of the Optionholders, within fifteen (15) days after receipt thereof, and (b) in the case of an offset, paid to the Sellers’ Representative, the Sellers, and the Company, for the benefit of the Optionholders, when the relevant Tax Return for the taxable year in which such offset is reflected is filed, provided that if any such Tax Return is filed after the applicable filing deadline (including extensions), the amount that shall be so required to pay over to Sellers’ Representative, Sellers, and the Company shall include interest at the rate of 9% per annum accruing from such filing deadline to the actual filing date.

(vii)Nonforeign Affidavit. Each Seller shall furnish to Buyer an affidavit, stating, under penalty of perjury, the Seller’s United States taxpayer identification number and that the Seller is not a foreign person, in accordance with section 1445(b)(2) of the Code and the regulations issued thereunder.

(viii)Disputes. In the event that a dispute arises between Sellers’ Representative and Buyer as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company and its Subsidiaries, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) calendar days thereafter, the Parties shall submit the dispute to KPMG LLP or, if KPMG LLP is unavailable, another accounting firm mutually chosen by Buyer and Sellers’ Representative for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by Sellers and Optionholders, on the one hand, and Buyer, on the other hand.

(i)Exculpation; Indemnification.

(i)After the Closing Date, Buyer shall cause the Company and its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, exculpate (to the greatest extent permitted by applicable law) and indemnify, defend and hold harmless each of the present and former directors, managers, officers and controlling Persons of the Company or any of its Subsidiaries (each of them acting in such capacity at or prior to the Closing) against all Adverse Consequences against such Person for actions or omissions in his or her capacity as an officer, director, manager or controlling Person of the Company or any of its Subsidiaries arising out of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date to the fullest extent permitted under applicable law.

(ii)For a period of at least six (6) years commencing from the Closing Date, Buyer shall pay for officers’ and directors’ liability insurance covering the Persons who are, as of and prior to the Closing Date, covered by the officers’ and directors’ liability insurance policies of the Company and its Subsidiaries with respect to actions and omissions occurring prior to and on the Closing Date, with benefits, levels of coverage and other terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company and its Subsidiaries prior to the Closing. In the event that any Person is or would have been entitled to coverage under an officers’ and directors’ liability insurance policy pursuant to this Section 6(e)(ii) and such policy has lapsed, not been purchased, terminated or is otherwise in breach or default or affords lesser coverage than is required by this Section 6(e)(ii) as a result of any failure by the Company to maintain and fulfill its obligations pursuant to this Section 6(e)(ii) or for any other reason, Buyer shall pay, or shall cause the Company to pay, such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to such policy.

(iii)If (but only if) for any reason the indemnity provided for in this Section 6(e) is unavailable to any such Person entitled to indemnification or is insufficient to hold each such Person harmless from all such Adverse Consequences, then Buyer shall contribute to the amount paid or payable by such Person in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its Subsidiaries, on the one hand, and such Person, on the other hand, but also the relative fault of such Persons, as well as any relevant equitable considerations.

(iv)The provisions of this Section 6(e) are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification under this Section 6(e), his or her heirs and his or her representatives, and the obligations of Buyer and the Company under this Section 6(e) shall not be terminated or modified in such manner as to adversely affect any such Person to whom this Section 6(e) applies without the consent of such affected Person. The rights of each such Person entitled to indemnification under this Section 6(e), and his or her heirs and his or her representatives, shall be in addition to any rights such Persons may have under the Governing Documents of the Company and its Subsidiaries, or under any applicable contracts or agreements, or under any applicable law.

(v)In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6(e).

Confidentiality. Buyer acknowledges that any and all information provided to it by, or on behalf of, the Company or any of its Subsidiaries, any Seller, any Optionholder or any representative or agent of the Company or any of its Subsidiaries or any Seller or Optionholder solely to the extent that it or any portion of it relates to any Seller or Optionholder and not to the Company or any of its Subsidiaries shall remain subject to the terms and conditions of the non-disclosure agreement, dated as of June 5, 2015, between Buyer and the Company (the “Confidentiality Agreement”), and shall be enforceable by such Seller or Optionholder (or the Sellers’ Representative on behalf of such Seller or Optionholder) as if such Seller or Optionholder were a party thereto.
(j)Parachute Payments. Prior to the Closing, the Company shall submit to the Company’s shareholders who are entitled to vote (as determined under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder) any and all payments or other benefits contingent on the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder) for a vote in a manner such that, if such vote is adopted by such shareholders in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by any “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish such “disqualified individual’s” right to the payment or other compensation. In addition, the Company shall provide adequate disclosure (in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder)

to such shareholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code. The Company agrees to provide written drafts of the shareholder disclosure statement and shareholder approval forms that will be provided to such shareholders to Buyer for Buyer’s approval (which approval shall not be unreasonably delayed, withheld or conditioned) in advance of delivering such documents to such shareholders, and allow Buyer and its representatives a reasonable opportunity to provide comments on such documents. For the avoidance of doubt, the Closing is not contingent on the submission or adoption of such vote.

(k)Incentive Awards for Specified Employees. As promptly as practicable following the Closing, Buyer shall make long-term incentive compensation awards, with an aggregate value of up to Eight Hundred Thousand Dollars ($800,000), to the employees set forth on Section 6(h) of the Disclosure Letter and in the amounts set forth opposite each such employee’s name thereon.  Such awards shall be subject to the Nautilus Inc. 2015 Long-Term Incentive Plan and an applicable award agreement entered into with each such employee.  The performance period and long term performance goals applicable to such awards shall be substantially consistent with the performance period and performance goals set forth in the Performance Stock Unit awards granted pursuant to the Employment Agreements.

4.Deliveries at Closing.

Deliveries of the Sellers’ Representative, the Company, the Sellers, and the Optionholders. At the Closing, the Sellers’ Representative, the Company, each Seller, and/or each Optionholder, as applicable, shall deliver to the Buyer the following items:
(i)a counterpart to the Escrow Agreement duly executed by Sellers’ Representative;

(ii)a certificate of a secretary or assistant secretary or other authorized officer of the Company and each of its Subsidiaries certifying to the Company’s and its Subsidiaries’ organizational documents and, to the extent required by the organizational documents of such entities, the resolutions of the Board of Directors or other governing bodies of the Company approving this Agreement, the Ancillary Agreements to which the Company is a party, and the transactions contemplated hereby and thereby;

(iii)the consents set forth in Section 7(a)(iii) of the Disclosure Letter, in each case in form and substance reasonably satisfactory to Buyer;

(iv)the Payoff Letters in form and substance reasonably satisfactory to Buyer;

(v)if requested by Buyer, resignations from each of the directors, officers and managers of each of the Company and each of its Subsidiaries;

(vi)non-competition, non-solicitation agreements duly executed by each of Dennis Lee and Timothy Porth in the form of Exhibit B hereof;

(vii)Option Cancellation Agreements for each Optionholder, duly executed by such Optionholder and the Company;

(viii)evidence, in form and substance reasonably satisfactory to Buyer, that Dennis Lee has resigned from any and all positions held with Torque Fitness, LLC;

(ix)employee non-solicitation agreements, in form and substance reasonably satisfactory to Buyer, duly executed by each of Gerald Dettinger and Steve Duncan;

(x)Employment Agreements, in the form attached hereto as Exhibit C, duly executed by each of Dennis Lee and Timothy Porth (the “Employment Agreements”); and

(xi)a letter agreement with respect to the litigation entitled Icon Health & Fitness, Inc. v. Octane Fitness, LLC, 09-cv-00319 (ADM/SER) (the “Icon Side Letter”), duly executed by Sellers’ Representative.

Deliveries of Buyer. At the Closing, the Buyer shall deliver to the Sellers’ Representative a counterpart to the Escrow Agreement duly executed by Buyer.
5.Remedies for Breaches of this Agreement.

Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement shall survive the Closing until (and shall terminate on) the sixteen (16) month anniversary thereof; provided, however, that the representations and warranties contained in (i) Section 3(a)(i) (Organization of Certain Sellers), Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(iv) (Brokers’ Fees), Section 3(a)(v) (Shares), Section 4(a) (Organization, Qualification and Corporate Power), Section 4(b) (Capitalization), and Section 4(e) (Brokers’ Fees) (collectively with the representations set forth in Section 4(k) (Tax Matters), the “Special Sellers’ Representations”), and (ii) Section 3(b)(i) (Organization of Buyer), Section 3(b)(ii) (Authorization of Transaction), and Section 3(b)(iv) (Brokers’ Fees), each shall survive the Closing indefinitely; and provided, further, that the representations and warranties contained in Section 4(k) (Tax Matters) and Section 4(r)(viii) (Employee Benefits) shall survive the Closing until (and shall terminate on) the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive following the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Any claims under this Agreement with respect to a breach of a representation, warranty, covenant or agreement must be asserted by a written notice on or before the expiration of the applicable survival period for such representation, warranty, covenant or agreement in accordance with this Section 8, and if such a notice is given, the survival period for such representation, warranty, covenant or agreement shall continue solely as to the specific matters subject to the claim asserted until it is fully resolved as provided herein. It is the intention of the Parties that the survival periods set forth in this Section 8 shall supersede the application of any longer statute of limitations to such representations and warranties or claim with respect thereto.
(a)Indemnification Provisions for Buyer’s Benefit.

(i)Subject to the provisions of this Section 8, including the limitations set forth in this Section 8(b)(i), and provided that Buyer makes a written claim for indemnification pursuant to Section 8(d) within the applicable survival period, from and after the Closing each Seller and each Optionholder, severally and not jointly, will indemnify Buyer from and against such Seller’s or Optionholder’s Allocable Portion of any Adverse Consequences Buyer shall suffer resulting from (A) the breach of any representation or warranty made by the Company in Section 4 of this Agreement; (B) any breach by the Company of its agreement to pay the Option Cancellation Payments to the

Optionholders at Closing in accordance with Section 2(g)(ii)(x) and the Sale Bonuses to the Sale Bonus Recipients at Closing in accordance with Section 2(h); (C) any breach by the Sellers’ Representative, in its capacity as Sellers’ Representative, under this Agreement or the Escrow Agreement, including any breach under Section 2(d); (D) any claims by any Seller to the extent relating to or arising out of any error in any payment made to the Sellers by the Sellers’ Representative, any Liabilities to the extent in connection with, as a result of, or arising out of any payment made by Buyer, the Company or any of their Subsidiaries or Affiliates in accordance with the terms of this Agreement or as directed in writing by the Sellers’ Representative, or any claims by any Seller to the extent relating to or arising out of any misallocation of the Purchase Price among the Sellers by the Sellers’ Representative; and (E) the matters set forth on Schedule 8(b)(i)(E); provided, however, that no Seller or Optionholder shall have any obligation to indemnify Buyer from and against any Adverse Consequences pursuant to Section 8(b)(i)(A): (1) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $550,000 aggregate deductible (after which point Sellers and Optionholders will be obligated to indemnify Buyer from and against such Adverse Consequences in excess of $250,000) or thereafter (2) to the extent Buyer has received indemnity payments hereunder in the amount of $5,750,000 in the aggregate (after which point Sellers and Optionholders will have no obligation to indemnify Buyer from and against further such Adverse Consequences); provided, however, that Sellers and Optionholders shall not be liable to Buyer for any claim if the Adverse Consequences relating to such claim are less than $25,000 (each a “Minor Claim”); and provided, further, that Minor Claims shall not be included in the computation of the aggregate deductible under clause (1) (and shall not be included in the computation of the amount described in the parenthetical within clause (1)). Notwithstanding anything to the contrary set forth herein, claims for indemnification made pursuant to this Section 8(b)(i) with respect to Adverse Consequences resulting from (x) any breaches of Section 4(a) (Organization, Qualification and Corporate Power), Section 4(b) (Capitalization), Section 4(e) (Brokers’ Fees) or Section 4(k) (Tax Matters), or (y) the fraud of any Seller, Optionholder or the Company, shall not be subject to the foregoing limitations set forth in clauses (1), (2), and the proviso relating to Minor Claims, in each case within this Section 8(b)(i); provided, however, that notwithstanding anything herein to the contrary, except in the case of fraud or intentional misrepresentation, no Seller’s or Optionholder’s aggregate liability for Adverse Consequences under any provision of this Agreement shall exceed such Seller’s or Optionholder’s Allocable Portion of the Purchase Price.

(ii)Subject to the provisions of this Section 8, including the limitations set forth in this Section 8(b)(ii), and provided that Buyer makes a written claim for indemnification pursuant to Section 8(d) within the applicable survival period, from and after the Closing each Seller and each Optionholder, individually, and not severally or jointly, will indemnify Buyer from and against and will pay to Buyer the amount of Adverse Consequences Buyer shall suffer resulting from: (A) any breach of any representation or warranty made by such Seller in Section 3(a) or by such Optionholder in its Option Cancellation Agreement, or (B) any failure by such Seller or Optionholder to perform or comply with such Seller’s or Optionholder’s covenants or agreements contained in this Agreement or in such Optionholder's Option Cancellation Agreement; provided, however, that notwithstanding anything herein to the contrary, except in the case of fraud or intentional misrepresentation, no Seller’s or Optionholder’s aggregate liability for Adverse Consequences under any provision of this Agreement shall exceed such Seller’s or Optionholder’s Allocable Portion of the Purchase Price.

Indemnification Provisions for Sellers’ and Optionholders’ Benefit. Subject to the provisions of this Section 8 and provided that any Seller or Optionholder (or Sellers’ Representative, on behalf of any Seller or Optionholder) makes a written claim for indemnification against Buyer pursuant to Section 8(d) within the applicable survival period, from and after the Closing Buyer will indemnify each Seller and each

Optionholder from and against and will pay to each Seller and each Optionholder the amount of Adverse Consequences such Person shall suffer resulting from (A) any breach of any representation or warranty made by Buyer in Section 3(b), or (B) any failure by Buyer to perform or comply with Buyer’s covenants or agreements set forth in this Agreement.
(b)Matters Involving Third Parties; Direct Claims

(i)If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, that the failure or delay to so notify an Indemnify Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure or delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)Any Indemnifying Party will have the right at any time to assume and thereafter conduct and control the defense of the Third Party Claim with counsel of such Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its sole cost and expense. If the Indemnifying Party assumes the defense of any Third Party Claim, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Notwithstanding the Indemnifying Party’s assumption of the defense of any Third Party Claim, the Indemnifying Party shall continue to be entitled to assert any limitations on claims set forth in this Section 8.

(iii)Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner he, she, or it reasonably may deem appropriate (subject to the limitations set forth in this Section 8) with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably). Each of the Indemnified Party and Indemnifying Party will, at their own expense, cooperate and assist each other and their respective counsel in the review, investigation and defense of any such Third Party Claim, shall make available its personnel, and shall provide such testimony and access to its books and records as may be reasonable in connection therewith.

(iv)If, after the Closing, an Indemnified Party incurs Adverse Consequences for which it is entitled to indemnification under this Section 8, other than as a result of a Third Party Claim, the Indemnified Party shall provide written notice of such direct Adverse Consequences to the Indemnifying Party within the applicable time limits set forth in Section 8(a), which notice must certify in good faith that the Indemnified Party has already sustained some (though not necessarily all) Adverse Consequences with respect to such claim. The notice shall describe the claim or matter in reasonable detail, including the amount of such Adverse Consequences (estimated if appropriate) that have been or may be sustained by the Indemnified Party, and the method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If the Indemnifying Party does not agree to the amount of Adverse Consequences claimed by the Indemnified Party and the parties are not able to resolve such matter, then the Indemnified Party shall be entitled to submit such indemnification claim to any court or authority of competent jurisdiction described in Section 10(h) for determination of the amount of Adverse Consequences, subject to the limitations set forth in this Section 8.

(v)Sellers’ Representative shall act on behalf of Sellers and the Optionholders for all purposes of this Section 8 for any claim (including any Third Party Claim) which is the subject of the indemnification provisions of this Section 8 (unless such claim (A) is brought under Section 8(b)(ii), or (B) arises out of or results from the alleged or actual fraud or intentional misrepresentation of any Seller or Optionholder, in each case within the foregoing clauses (A) and (B) as to which Buyer is seeking indemnification or other remedy from one or more individual Sellers or Optionholders but not all of the Sellers and Optionholders). Notwithstanding anything to the contrary contained in this Section 8, if a Seller or an Optionholder that is an Indemnified Party is required to give notice under Section 8(d)(iv), such Seller or Optionholder shall provide such notice to the Sellers’ Representative within the applicable time limits set forth in Section 8(a), which notice shall describe such Adverse Consequences in sufficient detail to permit Sellers’ Representative to provide the information required by Section 8(d)(iv) to the Indemnifying Party, and Sellers’ Representative shall have the sole discretion and authority to determine whether or not to seek indemnification with respect to such Adverse Consequences.

Determination of Adverse Consequences. Notwithstanding any provision of this Agreement, (i) no Party shall be liable for, and the definition of Adverse Consequences shall not include, (x) any punitive, consequential, incidental, special or indirect damages, including any such damages based on lost profits or diminution in value, and in particular, without limiting the generality of the foregoing, any “multiple of earnings” or “multiple of cash flow” or similar valuation methodology based on financial “multiples”, except to the extent actually awarded and paid to a third party, or (y) any damages based on reputational harm, except to the extent actually awarded and paid to a third party, and (ii) for purposes of this Section 8, any inaccuracy in or breach of any representation or warranty, and the resulting determination of the Adverse Consequences arising therefrom, shall be determined without reference to any “material” qualification (other than those contained in Section 4(h)(i) and Section 4(aa)) or “Material Adverse Effect” qualification (other than that contained in clause (1) of the first paragraph of Section 4(i)) contained in or otherwise applicable to such representation or warranty. All indemnification payments under this Section 8 shall be reduced by (i) insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party and (ii) the value of any Tax benefits actually realized by the Indemnified Party or its Affiliates arising from the Adverse Consequences. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnification, contribution or similar agreement for Adverse Consequences prior to seeking indemnification under this Agreement and to obtain and realize the value of any Tax benefits described above. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price, and shall be allocated to the appropriate Seller(s) and Optionholder

(s) if made under Section 8(b)(ii). If an Indemnified Party recovers an amount from a third party or realizes a Tax benefit in respect of any Adverse Consequences that are the subject of indemnification hereunder after all or a portion of such Adverse Consequences have been paid by the Indemnifying Party pursuant to this Section 8, the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of (i) the amount paid by the Indemnifying Party in respect of such Adverse Consequences and (ii) (x) the amount received from the third party, or the applicable Tax benefit, less (y) the amount of reasonable out-of-pocket expenses expended by the Indemnified Party in connection with the collection of any such amount in respect thereof.
Additional Limitations on Sellers’ and Optionholders’ Indemnification Obligations. Notwithstanding anything to the contrary herein, no Seller or Optionholder shall be obligated to indemnify Buyer with respect to claims for indemnification of Adverse Consequences made pursuant to this Section 8 with respect to (i) any covenant or condition waived in writing by Buyer at or prior to the Closing, (ii) any Adverse Consequences with respect to any matter, to the extent that such matter was reflected in the calculation of the Purchase Price pursuant to Section 2(e) of this Agreement, (iii) any Adverse Consequences arising out of a breach by Buyer of a covenant under this Agreement, (iv) any Taxes (or related Adverse Consequences) with respect to taxable periods, or portions thereof, that begin after the Closing Date, (v) any Taxes (or related Adverse Consequences) that result from the failure of the Buyer to perform any covenant or other agreement in Section 6(d), (vi) any Taxes (or related Adverse Consequences) of the Company or any of its Subsidiaries to the extent attributable to any action taken by the Buyer or its Affiliates on the Closing Date after the Closing, or (vii) any Taxes (or related Adverse Consequences) to the extent attributable to any action by the Buyer or its Affiliates relating to taxable periods or portions thereof ending on or prior to the Closing Date, including a tax election with retroactive effect.
Exclusive Remedy. Except (i) for any equitable remedies of the Parties expressly provided herein (including pursuant to Section 10(o)), (ii) as expressly contemplated in Section 2(e)(iii) and (iii) with respect to claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, the Parties acknowledge and agree that the provisions in this Section 8 shall be the sole and exclusive remedy of the Parties after the Closing with respect to claims arising under or as a result of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Without limiting and subject to the foregoing, Buyer agrees that it shall not make any claim under any legal theory, including under any law, judgment, order or decree of any government, governmental agency or court (including claims for breach of contract or implied warranty, failure of disclosure, tortious wrong, violation of securities laws or violation of Environmental, Health and Safety Requirements), arising out of the transactions contemplated hereby.
(c)Manner of Payment

(i)All Adverse Consequences relating to claims for indemnification pursuant to Section 8(b)(i) shall be satisfied as follows: (i) first, out of the portion of the Indemnity Escrow Amount, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, and (ii) thereafter, by Sellers and Optionholders, severally (in accordance with their respective Allocable Portions), and not jointly, by wire transfer of immediately available funds to an account specified by Buyer within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

(ii)All Adverse Consequences relating to claims for indemnification pursuant to Section 8(b)(ii) shall be satisfied by the relevant Seller or Optionholder by wire transfer of immediately available funds to an account or accounts designated by Buyer within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

(iii)Any amount payable by Buyer to a Seller or Optionholder pursuant to this Section 8 shall be payable by wire transfer of immediately available funds to an account or accounts designated by Sellers’ Representative (including, if so designated by the Sellers’ Representative, to the Company for the benefit of the Optionholders for further payment by the Company to the Optionholders in accordance with Section 2(g)) within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

Mitigation. Each Indemnified Party shall take all commercially reasonable steps to mitigate any of its Adverse Consequences (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Adverse Consequences) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Buyer, each Seller and each Optionholder shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability; provided, however, that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party. In the event that the Indemnified Party shall fail to make commercially reasonable efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable), notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any Adverse Consequences that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
(d)Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives should have known that any such representation or warranty is, was or might be inaccurate.

6.[Reserved].

7.Miscellaneous

Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement, disclosure or filing relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers’ Representative, except as such release or announcement, disclosure or filing may be required by applicable law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.
No Third-Party Beneficiaries. Except as set forth in Section 6(e)(iv), Section 10(n) and Section 10(p), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this

Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers’ Representative.
Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile, .pdf or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile or electronically scanned transmission, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to the Sellers, Optionholders or
Sellers’ Representative to:

c/o North Castle Partners
183 East Putnam Avenue
Greenwich, CT 06830
Attn: Alison Minter
Facsimile No.: (203) 862-3270

Copy (which shall not constitute notice)
sent contemporaneously to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Facsimile: (212) 735-8708
Attention: David A. Scherl, Esq.

If to Buyer or to the Company to:

Nautilus, Inc.
17750 SE 6th Way
Vancouver, WA 98683
Facsimile: (360) 694-7755
Attention: Wayne Bolio

Copy (which shall not constitute notice)
sent contemporaneously to:

Garvey Schubert Barer
1191 Second Ave, Suite 1800
Seattle, WA 98101
Facsimile: (206) 464-0125
Attention: Peter B. Cancelmo

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
(a)SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

(i)EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF THE STATE OF DELAWARE, COUNTY OF WILMINGTON FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN ANY STATE OR FEDERAL COURT OF THE STATE OF DELAWARE, COUNTY OF WILMINGTON. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10(f). NOTHING IN THIS SECTION 10(h), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(ii)EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(iii)This Section 10(h) shall not apply to any dispute under Section 2(e) that is required to be decided by the Arbitrator.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative, and any such written and signed amendment shall be binding and effective on all the Parties hereto. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, or in the case of each Seller and Optionholder, by Sellers’ Representative on behalf of such Seller or Optionholder, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Expenses. Except as otherwise provided in this Agreement, each of Buyer and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, all conveyance fees, recording charges, and registration costs (or equivalent costs) and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary documentation with respect to all such fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such other documentation.
Performance by the Company. From and after the Closing, Buyer shall cause the Company to perform all of the covenants and agreements required to be performed by the Company from and after the Closing under this Agreement.

Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Legal Representation.
(iv)Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that Morrison Cohen LLP (“MoCo”) may have acted as counsel for North Castle Partners III, L.P. (together with its Affiliates, “North Castle”), Sellers’ Representative, the Company and/or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”).

(v)Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company), acknowledges and agrees that all confidential communications between North Castle, Sellers’ Representative, the Company and/or their respective Affiliates, on the one hand, and MoCo, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to North Castle and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Buyer or the Company upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of MoCo relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (x) to the extent that files of MoCo in respect of the Acquisition Engagement constitute property of the client, only North Castle and its Affiliates shall hold such property rights, and (y) MoCo shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between MoCo and the Company or otherwise. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or protection under applicable attorney work-product doctrine arising from MoCo’s representation of North Castle, Sellers’ Representative, the Company and/or their respective Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(vi)Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company), acknowledges and agrees that MoCo may have acted as counsel for North Castle, Sellers’ Representative, the Company and/or their respective Affiliates in certain matters for several years and that Sellers’ Representative and North Castle reasonably anticipate that MoCo will continue to represent them or their respective Affiliates (other than the Company) in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), expressly: (A) consents to MoCo’s representation of North Castle, Sellers’ Representative and/or their Affiliates in any matter, including any post-Closing matter in which the interests of Buyer or the Company, on the one hand, and North Castle, Sellers’ Representative or their Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which MoCo may have previously advised North Castle, Sellers’ Representative or their Affiliates; and (b) consents to the disclosure by MoCo to Sellers’ Representative, North Castle or their Affiliates of any information learned by MoCo in the course of its representation of Sellers’ Representative, North Castle, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or MoCo’s duty of confidentiality.

(vii)Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against MoCo in respect of legal services provided to the Company or their Affiliates by MoCo in connection with the Acquisition Engagement.

(viii)Upon and after the Closing, the Company shall cease to have any attorney-client relationship with MoCo, unless and to the extent MoCo is specifically engaged in writing by the Company to represent such Person after the Closing and such engagement either (i) involves no conflict of interest with respect to Sellers’ Representative, North Castle and/or their Affiliates or (ii) Sellers’ Representative, North Castle and/or their Affiliates, as applicable, consents in writing at the time to such engagement. Any such representation by MoCo after the Closing shall not affect the foregoing provisions hereof.

(ix)Sellers, Optionholders, the Company and Buyer consent to the arrangements in this Section 10(n) and waive any actual or potential conflict of interest that may be involved in connection with any representation by MoCo permitted hereunder.

Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
No Recourse. Subject to the rights of Buyer against Sellers and the Optionholders under this Agreement and the Ancillary Agreements to which each such Seller and any Optionholder is a party, each of the Company and Buyer agrees (and, from and after the Closing, Buyer shall cause the Company to take any further action necessary or appropriate to carry out such agreement) that none of the Sellers or Optionholders, any of their respective Affiliates, and the current or former officers, directors, employees, partners, members, managers, stockholders, optionholders or representatives of Sellers or Optionholders or their respective Affiliates, or any financial advisor or lender thereto, as of or prior to the Closing Date shall have any liability or responsibility to either Buyer or the Company for (and each of the Company and Buyer hereby unconditionally releases (and from and after the Closing Buyer shall cause the Company to take any further action necessary or appropriate to carry out such unconditional release) such Persons from) any obligations or liability:
(x)arising out of, or relating to, the organization, management or operation of the businesses of the Company or any of its Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(xi)relating to this Agreement, the transactions contemplated hereby and any failure of the transactions contemplated hereby to be consummated;

(xii)arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or

(xiii)relating to any information (whether written or oral), documents or materials furnished by or on behalf of Sellers, Optionholders, the Sellers’ Representative and the Company, including the Evaluation Material (as such term is defined in the Confidentiality Agreement).

(b)Seller and Optionholder Release. Subject to the rights of such Seller or Optionholder (including the Sellers’ Representative acting on its behalf) under this Agreement and the Ancillary Agreements, each Seller and Optionholder agrees, severally and not jointly and only with respect to itself, that neither the Company nor any of its Subsidiaries shall have any liability or responsibility to such Seller or Optionholder for (and such Seller and Optionholder hereby unconditionally releases the Company and all of its Subsidiaries, and each of their present, former and future owners, shareholders, members, partners, officers, directors, employees, agents and insurers, in their individual and representative capacities from) any and all claims, causes of action, demands, suits, liabilities, damages, charges, controversies, expenses or obligations of every nature, character or kind arising, or related to acts or omissions arising out of, or relating to, the organization, management or operation of the businesses of the Company and any of its Subsidiaries relating to any matter, occurrence, action or activity up to and including the Closing, whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, arising in equity or at law.

(r)    Termination of Company Stockholders’ Agreement. Effective as of the Closing, each Seller and the Company hereby agree that the Company Stockholders’ Agreement is and shall be terminated and of no further force or effect, and all rights and obligations provided therein shall be null and void, including any such rights and obligations that survive the termination thereof in accordance with the terms thereof.
(s)    Ratification by Stockholders of Board of Director Action. Each Seller hereby ratifies and confirms all prior acts authorized and/or taken by the Board of Directors of the Company and/or any comparable governing bodies of the Company's Subsidiaries.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

NAUTILUS, INC.

By: /s/ Bruce M. Cazenave
Name: Bruce M. Cazenave
Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

NCP-OFI REPRESENTATIVE, LLC

By: North Castle Partners, L.L.C., its Manager

By: /s/ Alison Minter
Name: Alison Minter
Title: Authorized Signatory

THE COMPANY:

OF HOLDINGS, INC.

By: /s/Dennis Lee
Name: Dennis Lee
Title: CEO

SELLERS:

NCP-OFI, L.P.

By:     NCP-OFI GP, LLC,
its general partner

By:    North Castle Partners III, L.P.,
its sole member

By:    NCP G.P., L.P.,
its general partner

By:    North Castle GP III, L.L.C.,
its general partner

By:     /s/ Alison Minter
Name: Alison Minter
Title: Authorized Person

GENERAL ELECTRIC PENSION TRUST

By: GE Asset Management Inc., its Investment Manager

By:     /s/ Dan Furman
Name: Dan Furman
Authorized Signatory

/s/ Dennis Lee
DENNIS LEE

/s/ Timothy Porth
TIMOTHY PORTH

G.C. DETTINGER LIMITED PARTNERSHIP

By: Breaking Through, Inc., its General Partner

By:     /s/ G.C. Dettinger
Name: G.C. Dettinger
Title: Partner

WHITESAND LLP

By:     /s/ Stephen M. Duncan
Name: Stephen M. Duncan
Title: General Partner

/s/ Augie Nieto
AUGIE NIETO
By Lynne Nieto, as attorney-in-fact

/s/ Ed O’Connor
ED O’CONNOR

ANDREW AND CARLANA MADUZA
REVOCABLE TRUST DATED JANUARY 15, 2001

By:     /s/ Andrew Maduza
Name: Andrew Maduza
Title: Trustee

By:     /s/ Carlana Maduza
Name: Carlana Maduza
Title: Trustee

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